EXECUTION COPY

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LIGNITE SALES AGREEMENT
between
COYOTE CREEK MINING COMPANY, L.L.C.
and
OTTER TAIL POWER COMPANY
NORTHERN MUNICIPAL POWER AGENCY
MONTANA-DAKOTA UTILITIES CO.
NORTHWESTERN CORPORATION
dated as of October 10, 2012

TABLE OF CONTENTS

Section 1.	Definitions	1
Section 2.	Term; Dedication and Sale of Lignite; Deliveries	6
2.1	Term	6
2.2	Communication Regarding the Production Date	7
2.3	Sale and Purchase of Lignite	7
2.4	Dedication of Lignite	7
2.5	Quantity	8
2.6	Designation of Deliveries	8
2.7	Rate of Delivery	8
2.8	Stockpile Inventories	8
2.9	Permitted Alternate Fuel	9
2.10	Chemical Additives to Lignite	9
Section 3.	Lignite Description, Quality and Recovery	10
3.1	Lignite Description	10
3.2	Annual Quality	10
3.3	Minimum Lignite Quality Standards	10
3.4	Non-conforming Lignite	10
Section 4.	Delivery Point; Title and Risk of Loss	11
Section 5.	Development and Operation of the Mine	11
5.1	General	11
5.2	Mining Plans	12
5.3	Post-Mining Reclamation	14
5.4	Operating Contracts	15
Section 6.	Financial Arrangements	15
6.1	Seller Responsible for Mine Financial Arrangements	15
6.2	Buyer’s Right to Replace Seller’s Loans and Leases	16
Section 7.	Compensation for Lignite	16
7.1	Compensation During the Development Period	16
7.2	Compensation During the Production Period	18
7.3	Payment of Post-Mining Reclamation Costs During the Post-Production Period	22
Section 8.	Billing and Payment; Audit True-Up	23
8.1	Monthly Invoices	23
8.2	Audit True-up	23
Section 9.	Adjustment of Adjustable Amounts	24
Section 10.	Insurance	24
10.1	Seller’s Insurance	24
10.2	Subcontractor’s Insurance	25
10.3	Each Utility as Additional Insured or Loss Payee	25
10.4	Evidence of Insurance	25
Section 11.	Sampling and Analysis; Weights	25
11.1	Sampling and Analysis	26
11.2	Analytical Results	27
11.3	Weighing	27

i

Section 12.	Records and Audits	28
12.1	Records and Documentation	28
12.2	Annual Audit	28
12.3	Periodic Inspections	28
Section 13.	Force Majeure	29
13.1	General	29
13.2	Definition	29
13.3	Replacement Fuel During a Force Majeure Affecting Seller	30
Section 14.	Acquisition of Additional Reserves; Sales to Heskett Station; Sales to Third Parties	30
14.1	Acquisition of Additional Reserves	30
14.2	Sales to Heskett Station	30
14.3	Sales to Third Parties By Seller	30
14.4	Seller Contributions to the Reclamation Account	30
14.5	Sales to Third Parties By Buyer	31
14.6	Termination of Right to Make Third‑Party Sales	31
Section 15.	Defaults; Remedies	31
15.1	Seller Default	31
15.2	Buyer’s Rights Upon a Seller Default; Limitations	31
15.3	Buyer’s Release of Seller	32
15.4	Buyer Default	32
15.5	Default by a Buyer	32
15.6	Remedy of Seller Upon Buyer Default	32
15.7	Limitations on Seller’s Rights Under Section 15	33
15.8	Indemnification for Gross Negligence or Willful Misconduct; Limitation of Liability	33
15.9	Exclusive Remedies; Limitation on Damages	34
Section 16.	Certain Early Termination Events; Purchase of Seller’s Membership Interests Upon Termination	34
16.1	Automatic Early Termination for Governmental Order or Applicable Law Directly Prohibiting Mining or Use of Lignite	34
16.2	Early Termination by Buyer for Certain Governmental Order or Applicable Law	34
16.3	Early Termination Buyout	35
16.4	Mine Reclamation Obligations After Early Termination Buyout	35
16.5	Buyout at End of the Term	35
16.6	Termination of NACoal Guaranty	35
Section 17.	Effect of Waiver	36
Section 18.	Arbitration	36
18.1	Disputes Subject to Arbitration	36
18.2	Notice of Arbitration	36
18.3	Selection of Arbitrators and Arbitration Proceedings	36
18.4	Decision of the Arbitrators	37
18.5	Certain Matters Not Subject to Arbitration	37
18.6	No Excuse of Performance	37
Section 19.	Representations and Warranties of Seller and the Utilities; Certain Covenants	37
19.1	Seller’s Representations and Warranties	37
19.2	Utilities’ Representations and Warranties	38
19.3	Non-Potable Water Supply	38
19.4	Sole Purpose Entity	38

ii

Section 20.	Proprietary and Confidential Data; Press Releases and Public Disclosures	38
20.1	Proprietary and Confidential Data	38
20.2	Press Releases and Public Disclosures	39
Section 21.	Relationship of the Parties	40
Section 22.	Miscellaneous	40
22.1	Action by Buyer	40
22.2	Agent for Buyer	40
22.3	Headings Not to Affect Construction; Gender; Counterparts	40
22.4	Entire Agreement	41
22.5	Severability	41
22.6	Expenses	41
22.7	Attorneys’ Fees	41
22.8	Preparation	41
22.9	Exhibits	41
22.10	Survival	41
22.11	Assignment	42
22.12	Notices	42
22.13	Amendments	43
22.14	Uniform Rounding Practice	43
22.15	Governing Law	43

iii

EXHIBITS

Exhibit A	Map Depicting the South Beulah Area of Interest

Exhibit B	Form of NACoal Guaranty

Exhibit C	Example of Adjustment of Adjustable Amounts

LIGNITE SALES AGREEMENT
THIS LIGNITE SALES AGREEMENT (this “Agreement”) is made and entered into as of the 10th day of October, 2012 (the “Effective Date”), between COYOTE CREEK MINING COMPANY, L.L.C., a Nevada limited liability company (“Seller”), and OTTER TAIL POWER COMPANY, a Minnesota corporation (“Otter Tail”), NORTHERN MUNICIPAL POWER AGENCY, a political subdivision and municipal corporation of the State of Minnesota (“Northern Municipal”), MONTANA-DAKOTA UTILITIES CO., a division of MDU Resources Group, Inc., a Delaware corporation (“Montana-Dakota”), and NORTHWESTERN CORPORATION, a Delaware corporation doing business as NorthWestern Energy (“NorthWestern” and, together with Otter Tail, Northern Municipal and Montana-Dakota, the “Utilities” and collectively, “Buyer”).
R E C I T A L S:
WHEREAS, the Utilities own as tenants in common under North Dakota law a lignite-fired electric generating station located south of the city of Beulah, Mercer County, North Dakota (the “Plant”);
WHEREAS, Seller is a subsidiary of The North American Coal Corporation, a Delaware corporation (“NACoal”);
WHEREAS, Seller and its Affiliates own or control (by lease, sublease or fee ownership) certain commercially recoverable lignite reserve properties located near Beulah, Mercer County, North Dakota (the “Reserves”) within the area delineated on the map attached hereto as Exhibit A (the “South Beulah Area of Interest”), which Buyer desires to be the source of lignite supply for the Plant;
WHEREAS, Seller is willing to dedicate a quantity of lignite in the Reserves for the purpose of supplying lignite to Buyer for use at the Plant, and to sell such lignite to Buyer;
WHEREAS, Seller is willing to produce, sell and deliver from a mine to be developed by Seller in the South Beulah Area of Interest (the “Mine”) to Buyer, and Buyer is willing to accept and pay for, lignite of the quality and quantity required during the term of this Agreement, for the Compensation and upon the other terms and conditions hereinafter set forth; and
WHEREAS, NACoal is willing to guarantee the obligations of Seller under this Agreement on the terms and conditions set forth in Exhibit B attached hereto.
A G R E E M E N T:
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements of the Parties as herein set forth, the Parties hereby agree as follows:

Section 1.	Definitions

As used in this Agreement, the following terms, whether in the singular or plural, shall have the following meanings:
“AAA Rules” shall have the meaning set forth in Section 18.3.
“Adjustable Amounts” shall have the meaning set forth in Section 9.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” means the power, through equity, ownership, contract or otherwise, to direct or cause the direction of the affairs of a Person.
“Agreed Profit” shall have the meaning set forth in Section 7.2(c)(i).
“Agreement” shall have the meaning set forth in the preamble.
“Annual Mining Plan” shall have the meaning set forth in Section 5.2.2(a).
“Applicable Laws” shall mean all applicable laws, ordinances, statutes, codes, rules, regulations, permits, orders, judgments and decrees of the United States of America, the State of North Dakota, or any of the subdivisions of such States, or any other political subdivision, agency or instrumentality as such laws are in effect on the Effective Date and as such laws may be amended, enacted or adopted from time to time.
“As-Delivered, As-Received” shall mean the actual quality of the mined lignite at the Delivery Point on an As-Received Moisture Basis.
“As-Received Moisture Basis” shall have the meaning, as applicable, set forth in ASTM Standards D2013, D3173 and D3180, as amended, or, if such standards are superseded after the date hereof, such superseding standards.
“ASTM” shall mean ASTM International.
“Audit” shall have the meaning set forth in Section 12.2.
“Authorized Representative” shall have the meaning set forth in Section 22.12(a).
“Btu” shall mean a standard British Thermal Unit.
“Business Day” shall mean any Day of the Year, other than a Saturday, Sunday or a Day when United States national banks are closed.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Default” shall have the meaning set forth in Section 15.4.
“Buyer Losses” shall have the meaning set forth in Section 15.8(a).
“Cap Amounts” shall mean the dollar amounts set forth in Section 15.8(a) and Section 15.8(b).
“Capital Asset” shall have the meaning set forth in Section 6.1.
“Capital Charge” shall have the meaning set forth in Section 7.2(d).
“CapX Cap” shall have the meaning set forth in Section 5.2.4(d).
“Compensation” shall have the meaning set forth in Section 7.2.

“Confidential Information” shall mean this Agreement and its terms, and any technology, information, or materials, including without limitation, technical information or materials, business information or materials, specifications test data, samples, prototypes, proprietary information, trade secrets, know-how, formulas, inventions, improvements, discoveries, methodologies, designs, machines, drawings, software and computer programs, research projects, business plans, business relationships, forecasts, future products, supporting documentation and other technical or business information or materials, including deliverables.
“Cost of Production” shall have the meaning set forth in Section 7.2(a).
“CPI-U Index” shall mean the Consumer Price Index‑All Urban Consumers (CPI‑U), Series ID CUUR0000SA0, All Items (1982‑1984 = 100), as published from time to time by the Bureau of Economic Analysis of the United States Department of Commerce.
“Day” shall mean a calendar day commencing at 12:00:00 a.m. and ending at 11:59:59 p.m.
“Delivery Point” shall have the meaning set forth in Section 4.
“Delivery Year Nomination” shall have the meaning set forth in Section 2.6.1.
“Development Fee” shall have the meaning set forth in Section 7.1.2(f).
“Development Period” shall have the meaning set forth in Section 2.1(c).
“Development Period Costs” shall have the meaning set forth in Section 7.1.1.
“Dragline” shall have the meaning set forth in Section 16.3.2(a).
“Early Termination Buyout” shall have the meaning set forth in Section 16.3.
“Effective Date” shall have the meaning set forth in the preamble.
“Emergency” shall mean a sudden and unexpected occurrence, the nature of which Seller reasonably determines (based on information then available) requires prompt action in order to preserve or protect life or property, prevent damage, maintain production, prevent disruption in deliveries, or comply with Applicable Laws, and which Seller determines, based on the information known to Seller at the time, does not afford Seller sufficient time to obtain advance approval from Buyer of such remedial or preventative action.
“Equity Value” shall mean sum of the value of the following items as reflected on the financial statements of Seller at any particular time: (a) Membership Interests; (b) additional paid in capital in excess of the par value of the Membership Interests; and (c) retained earnings (including, but not limited to, components of retained earnings such as other comprehensive income and undistributed earnings); all items being determined in accordance with GAAP.
“Force Majeure” shall have the meaning set forth in Section 13.2.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governmental Entity” shall mean any federal, state or local court, administrative agency, board, commission or other governmental or regulatory authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, determination or award issued by any Governmental Entity.
“Heskett Sales” shall have the meaning set forth in Section 14.2.
“Invested Capital” shall mean an amount equal to the total Net Book Value of all of Seller's Capital Assets and Seller's Working Capital.
“Land Office” shall mean the Bismarck, North Dakota office of North American Coal Royalty Company, an Affiliate of Seller.
“Life-of-Mine Plan” shall have the meaning set forth in Section 5.2.1(a).
“Membership Interests” shall mean all of the membership interests of Seller, which collectively represent 100% ownership of Seller.
“Mine” shall have the meaning set forth in the fifth Whereas clause.
“Montana-Dakota” shall have the meaning set forth in the preamble.
“Month” shall mean a calendar month.
“Monthly” shall mean with the frequency of a calendar month.
“MSHA” shall mean the United States Mine Safety and Health Administration.
“NACoal” shall have the meaning set forth in the second Whereas clause.
“NACoal Guaranty” shall mean the Guaranty, executed and delivered on the Effective Date, by NACoal in the form attached hereto as Exhibit B.
“Net Book Value” shall mean, as applied to a Capital Asset, an amount equal to the cost of such Capital Asset as reflected on the financial statements of Seller at any particular time, less accumulated depreciation or amortization, as determined in accordance with GAAP.
“Non-conforming Lignite” shall have the meaning set forth in Section 3.3.
“Northern Municipal” shall have the meaning set forth in the preamble.
“NorthWestern” shall have the meaning set forth in the preamble.
“Operating Contracts” shall have the meaning specified in Section 5.4.
“Operating Contract Threshold” shall have the meaning specified in Section 5.4.
“Otter Tail” shall have the meaning set forth in the preamble.
“Parties” shall mean Seller and Buyer.
“Party” shall mean either Seller or Buyer, as indicated by the context.

“Person” shall mean any natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, governmental entity, municipal corporation or other legal entity or organization.
“Plant” shall have the meaning set forth in the first Whereas clause.
“Plant Ownership Agreement” shall mean the Coyote Station Agreement for Sharing Ownership of Generating Unit No. 1, dated July 1, 1977, as amended.
“Post-Mining Reclamation Costs” shall have the meaning set forth in Section 5.3.1.
“Post-Production Period” shall have the meaning set forth in Section 2.1(e).
“Pre-LSA Costs” shall mean the costs of Seller and/or NACoal to be reimbursed by Buyer in accordance with the letter agreement, dated April 27, 2012, between NACoal and Otter Tail, as agent for the Utilities under the Plant Ownership Agreement.
“Pre-LSA Dragline Costs” shall have the meaning set forth in Section 6.1.
“Prime Rate” shall mean the lesser of (i) the U.S. prime interest rate published in the Money Rates section of The Wall Street Journal or (ii) the maximum legal rate of interest that a business entity may contract to pay under Applicable Law in North Dakota.
“Production Date” shall have the meaning set forth in Section 2.1(d).
“Production Period” shall have the meaning set forth in Section 2.1(d).
“Quality Requirements” shall have the meaning set forth in Section 3.3.
“Reclamation Account” shall have the meaning set forth in Section 5.3.3.
“Reclamation Account Documentation” shall have the meaning set forth in Section 5.3.3.
“Reserves” shall have the meaning set forth in the third Whereas clause.
“Rolling Stock” shall have the meaning set forth in Section 16.3.2(b).
“Run-of-Mine Lignite” shall mean lignite as it comes directly from the Mine prior to screening, crushing or any other treatment.
“Sampling Period” shall have the meaning set forth in Section 11.1.1.
“Sampling System” shall have the meaning set forth in Section 11.1.1.
“Seller” shall have the meaning set forth in the preamble.
“Seller Default” shall have the meaning set forth in Section 15.1.
“Seller Losses” shall have the meaning set forth in Section 15.8(b).
“Seller's Loans and Leases” shall have the meaning set forth in Section 6.1.

“Seller's Loan and Lease Obligations” shall mean all obligations of Seller (other than Seller's Loan and Lease Principal Obligations) due in connection with Seller's Loans and Leases, including, but not limited to, fees, interest, rentals, late payment penalties, indemnification payments and all payments due as a result of any termination, premature or otherwise, or any default under any Seller's Loans and Leases or any agreement related to any of the Seller's Loans and Leases, whether such obligations become due and payable during the Term or otherwise.
“Seller's Loan and Lease Principal Obligations” shall mean all obligations of Seller to pay the principal payments due in connection with any Seller's Loans and Leases.
“South Beulah Area of Interest” shall have the meaning set forth in the third Whereas clause.
“Term” shall have the meaning set forth in Section 2.1(a).
“Ton” shall mean two thousand (2,000) pounds.
“Uniform Rounding Practice” shall mean the following rounding practice with respect to numerical amounts: when the number to the right of the relevant number is four (4) or less, the relevant number shall remain unchanged. When the number to the right of the relevant number is five (5) or more, the relevant number shall be increased to the next higher number. Unless otherwise agreed by the Parties, the relevant number shall be the fourth (4th) place to the right of the decimal.
“Utilities” shall have the meaning set forth in the preamble.
“Working Capital” shall mean an aggregate amount equal to the amounts as reflected on the financial statements of Seller at any particular time of the following current assets: (a) cash on hand, cash in the bank and cash equivalents; (b) Mine site lignite stockpile inventory located next to and before the Delivery Point; (c) supplies inventory (including, but not limited to, such items as maintenance supplies, repair parts, critical spares, fuel, tires); (d) prepaid expenses (including, but not limited to, such items as insurance and interest); and (e) assets held for sale; reduced by the amounts of the following current liabilities: (x) accounts payable; and (y) accrued expenses (including, but not limited to, such items as payroll, royalties, interest, taxes (excluding income taxes)). All items are to be determined in accordance with GAAP. The term “current” as used in this definition shall mean that the asset is to be utilized or consumed or the liability is expected to be settled within twelve (12) months from the date of the financial statements upon which such amount is recorded.
“Year” shall mean a calendar year ending on December 31.

Section 2.	Term; Dedication and Sale of Lignite; Deliveries

2.1.	Term

(a)
The term of this Agreement (the “Term”) shall begin on the Effective Date and continue until the end of the Post‑Production Period, unless terminated earlier pursuant to the provisions of this Agreement.

(b)	The Term shall consist of the Development Period, the Production Period and the Post‑Production Period.

(c)	The “Development Period” shall commence on the Effective Date and shall terminate the Day prior to the commencement of the Production Period.

(d)
The “Production Period” shall commence on the date on which Seller makes initial deliveries of lignite from the Mine (the “Production Date”), which is expected to occur on May 5, 2016, and shall terminate on December 31, 2040, unless extended pursuant to Section 2.1(f) or terminated earlier in accordance with the other provisions of this Agreement.

(e)
The “Post-Production Period” shall commence when mining and delivery of lignite from the Mine permanently ceases and shall continue until the Mine reclamation bond is released to Seller by the North Dakota Public Service Commission.

(f)
The Production Period shall automatically extend for successive five‑year periods until exhaustion of Seller's lignite in the Reserves, unless notice of the desire not to extend the Production Period is given by either Buyer or Seller not less than six months prior to the expiration of the original or any extended Production Period then in effect.

2.2.	Communication Regarding the Production Date

Seller anticipates that the period necessary to complete the permitting of the Mine is [* * *]. During the Development Period, Buyer and Seller shall meet not less than one time each calendar quarter to discuss the date on which Seller anticipates receiving the Mine permit. In the event that Seller does not anticipate it will receive the Mine permit by [* * *] Seller shall notify Buyer of the anticipated Production Date in writing as soon as possible and not later than [* * *]. Such notice shall set forth the date on which Seller anticipates, based on information then reasonably available, the Production Date will occur. In such event, Seller and Buyer shall promptly use their collective reasonable best efforts to secure replacement fuel meeting the Quality Requirements in accordance with Section 2.9(c), in the quantity necessary to meet the Plant's fuel requirements between May 5, 2016 and the anticipated Production Date set forth in Seller's written notice to Buyer. Seller shall pay a portion of the cost of such replacement fuel under the circumstances contemplated by, and to the extent required by, Section 2.9(c). Buyer shall pay such cost if Seller is not obligated to do so pursuant to Section 2.9(c).

2.3.	Sale and Purchase of Lignite

During the Production Period, Buyer hereby agrees to purchase and accept exclusively from Seller, and Seller hereby agrees to sell and deliver to Buyer, for the Compensation and upon the other terms and conditions hereinafter set forth, quantities of lignite from the Mine equal to the Plant's fuel requirements as set forth in Section 2.5. In no event shall Buyer purchase or use any fuel for the Plant that is not produced at the Mine unless such purchase is made in accordance with Section 2.9. For the avoidance of doubt, this Agreement is an all requirements contract subject to the limitations set forth in Article 2‑306 of the Uniform Commercial Code (N.D. Cent. Code § 41‑02-23). Buyer shall not be obligated to purchase lignite in excess of the Plant's actual requirements, including during outages of the Plant.

2.4.	Dedication of Lignite

2.4.1.Seller and/or Affiliates of Seller hold the Reserves in the South Beulah Area of Interest. Seller hereby dedicates and commits to Buyer a quantity of lignite in the Reserves and any other reserves that Seller and/or Affiliates of Seller may hereafter acquire in the South Beulah Area of Interest that is sufficient for the performance of Seller's obligations under this Agreement during the Term. The foregoing dedication is a dedication of quantity and not a dedication of specific reserves within the Reserves.

* * * Confidential Treatment Requested

Seller intends to sublease the Reserves within the South Beulah Area of Interest from NACoal. Seller shall include in each such sublease a clause whereby Seller dedicates from the Reserves the quantity of lignite that is sufficient for the performance of Seller's obligations under, and in accordance with, this Agreement. Seller shall record each such sublease in the official records of Mercer County, North Dakota.
2.4.2.Nothing in this Section 2.4 or any other section or exhibit of this Agreement:

(a)
is intended to, or shall be interpreted or construed to, constitute a sale, transfer, assignment or other conveyance, or an agreement to enter into any of the foregoing, of any Reserves or of any underlying leases or subleases of Reserves by Seller;

(b)	shall be construed as preventing Seller from making Heskett Sales pursuant to Section 14.2 or from mining and selling lignite from the Reserves to third parties as set forth in Section 14.3; or

(c)	shall be construed as preventing Buyer from selling lignite purchased from Seller and owned by Buyer to third parties as set forth in Section 14.5.

2.5.	Quantity

The annual quantity of lignite to be sold and delivered by Seller to Buyer from the Reserves shall be the quantity required for (a) all of the Plant's fuel requirements (except to the extent alternate fuel is used in accordance with Section 2.9) and (b) Buyer to make sales of lignite to third parties as permitted in Section 14.5. If any increase in Buyer's lignite requirements for the Plant necessitates the acquisition by Seller of additional equipment, the hiring and training of additional employees or the acquisition of additional lignite reserves, Seller shall not be obligated to supply such increased lignite requirements until it is able to acquire and install such additional equipment, hire and train such additional employees, acquire such additional lignite reserves and do all other things necessary to supply such increased lignite requirements. If any long‑term decrease in the Plant's fuel requirements occurs, Seller shall use reasonable best efforts to reduce costs in a manner reasonably commensurate with the reduced Plant fuel requirements.

2.6.	Designation of Deliveries

2.6.1No later than April 1 of each Year during the Term, Buyer shall notify Seller in writing of the number of Tons of lignite that Buyer will require from the Mine at the Delivery Point during the subsequent Year on a Monthly basis (the “Delivery Year Nomination”), and an estimate of the quantity of Tons of lignite which Buyer estimates it will request Seller to deliver to the Delivery Point during each of the four subsequent Years.
2.6.2At any time and from time to time, Buyer shall have the right, upon notice to Seller, to increase or to decrease any previously issued Delivery Year Nomination to the extent desired by Buyer, subject, however, to the limitations set forth in Section 2.5.

2.7.	Rate of Delivery

The delivery of lignite to the Delivery Point shall be made in Monthly quantities that approximate the Monthly lignite requirements designated by Buyer pursuant to Section 2.6, or as otherwise directed by Buyer, subject, however, to the limitations set forth in Section 2.5.

2.8.	Stockpile Inventories

Buyer and Seller shall mutually agree on the types, sizes and locations of lignite stockpiles to be maintained at the Mine and, if necessary, the Plant. It is expected that the aggregate amount of lignite in the

Mine and any Plant stockpiles ordinarily will not be less than 200,000 Tons. Buyer shall have the right to require Seller to increase or decrease the size of the stockpiles or to change the Delivery Point, subject to (a) the limitations set forth in Section 2.5, (b) the then-current Annual Mining Plan and (c) the then‑current mining conditions.

2.9.	Permitted Alternate Fuel

Without limiting the all-requirements nature of this Agreement, Buyer shall have the right to purchase fuel for the Plant other than Seller's lignite in the following limited circumstances:

(a)
Buyer may burn fuel oil (i) to aid in Plant start-up and (ii) to increase Btus in the event that the lignite delivered by Seller does not contain enough Btus to operate the Plant's existing cyclone boiler;

(b)
Buyer may purchase alternate fuel for the Plant to the extent necessary to replace any lignite not delivered by Seller due to and during the continuance of (i) a Force Majeure event impacting Seller, (ii) a Governmental Order to the extent it forecloses Buyer from purchasing and utilizing Seller's lignite at the Plant or (iii) a Seller Default, and in each case for no longer and to no greater extent;

(c)
If (i) the Production Date has not occurred by May 5, 2016 (for reasons not attributable to Buyer and not attributable to a Force Majeure affecting Seller) and (ii) Buyer's existing stockpile on the Plant site is exhausted, Seller shall use reasonable best efforts to provide replacement fuel meeting the Quality Requirements until the Production Date occurs. In the event that Seller provides replacement fuel pursuant to the preceding sentence, Buyer shall pay to Seller for each 13,424,000 Btus of replacement fuel 13,424,000 Btus is the Btu equivalent of one Ton of lignite with a heat value of 6,712 Btus/lb. (2,000 x 6,712). delivered an amount equal to the sum of (A) the estimated Cost of Production per Ton (as reflected in the then‑current Annual Mining Plan) and (B) the Agreed Profit per Ton, and Seller shall pay the supplier of such replacement fuel for such replacement fuel. To the extent that Seller does not so provide replacement fuel, Buyer may purchase a quantity of alternate fuel that Buyer reasonably anticipates will be sufficient to fuel the Plant until the Production Date at the lowest cost available to Buyer (and for no longer and to no greater extent). In the event that Buyer provides replacement fuel pursuant to the preceding sentence, Seller shall pay to Buyer for each 13,424,000 Btus of replacement fuel so provided the difference between (X) Buyer's actual cost therefor and (Y) the sum of (1) the estimated Cost of Production per Ton (as reflected in the then‑current Annual Mining Plan) and (2) the Agreed Profit per Ton; or

(d)	In accordance with the terms of any prior written consent of Seller to such purchase by Buyer, potentially including fuel blending by Buyer to prevent a fuel switch due to a Governmental Order.

2.10.	Chemical Additives to Lignite

Buyer may add chemical additives to the lignite sold hereunder for the purpose of (a) improving the Plant's compliance with Applicable Laws regulating emissions from the Plant or (b) generating or participating in the generation of federal income tax credits under the Internal Revenue Code.

Section 3.	Lignite Description, Quality and Recovery

3.1.	Lignite Description

The lignite to be sold and delivered hereunder shall be from the Mine and shall be crushed Run‑of‑Mine Lignite having a top size of nominal three inch minus or such larger size as Buyer may specify in a notice to Seller. Seller shall deliver the lignite so as to be reasonably free from contaminants, including, but not limited to, rock, bone, slate, earth, pyrite, wood, metal and mine debris.

3.2.	Annual Quality

Seller shall furnish to Buyer a projection of the quality of the lignite to be mined and delivered to Buyer each Year based on quality data which is available to Seller relating to Reserves within the South Beulah Area of Interest. Periodically, or at the request of Buyer, the Parties shall meet to discuss the quality of delivered lignite.

3.3.	Minimum Lignite Quality Standards

In the event that the delivered quality of lignite in any Sampling Period, on an As‑Delivered, As‑Received basis, is below any minimum specification or above any maximum specification listed below (the “Quality Requirements”):

Specification	Minimum	Maximum

Calorific value, Btu/lb	6,500	N/A
Moisture, % by weight	N/A	40%
Ash, % by weight	4%	13%
Sulfur, % by weight	N/A	1.3%
Sodium (in ash), % by weight	N/A	8%
then the lignite delivered during such Sampling Period shall constitute “Non-conforming Lignite.”
WARRANTY AS TO LIGNITE SOLD HEREUNDER AS A GOOD: EXCEPT THAT THE LIGNITE SHALL MEET THE FOREGOING QUALITY REQUIREMENTS, SELLER MAKES NO, AND HEREBY DISCLAIMS ALL, WARRANTIES RELATED TO THE LIGNITE DELIVERED HEREUNDER, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

3.4.	Non-conforming Lignite
Buyer shall have the option to accept delivery of Non‑conforming Lignite. Regardless of whether Buyer accepts delivery of such Non‑conforming Lignite, Buyer shall compensate Seller for such Non‑conforming Lignite in an amount equal to the Compensation minus the Agreed Profit for such Non-conforming Lignite. Except as provided in the last sentence of Section 15.1, the elimination of the Agreed Profit on Non-conforming Lignite is Buyer's sole and exclusive remedy with respect to the delivery of Non-conforming Lignite by Seller.

Section 4.	Delivery Point; Title and Risk of Loss

The lignite from the Mine for use at the Plant shall be delivered by Seller to Buyer at the terminus of Seller's conveyor to the Plant, or at such other point or place mutually agreed to by Buyer and Seller (the “Delivery Point”). Lignite shall be deemed to have been sold and delivered to Buyer, and title and risk of loss or damage thereto shall pass to Buyer, upon delivery of such lignite at the Delivery Point.

Section 5.	Development and Operation of the Mine

5.1.	General

5.1.1Seller shall use its “reasonable best efforts” in all phases of its performance under this Agreement. For purposes of this Agreement, “reasonable best efforts” shall mean such efforts as a reasonably prudent Person with requisite skill and experience engaged in surface lignite mining in North Dakota under conditions similar to the conditions at the Mine would undertake to fulfill the relevant obligation in a safe, economic, productive, and workmanlike manner, including possession of marketable title or valid leasehold interests in the Reserves and acting in accordance with Applicable Laws.

5.1.2The period of time during which the design, development, permitting, construction, start-up, operation and reclamation of the Mine occur shall consist of the Development Period, the Production Period and the Post-Production Period.

(a)	During the Development Period, Seller shall acquire land and reserves, design, engineer, develop, construct, permit and start‑up the Mine.

(b)
During the Production Period, Seller shall operate the Mine and perform all land, engineering, geological, operational, administrative and other work required to supply lignite to Buyer under this Agreement.

(c)	During the Post‑Production Period, Seller shall perform all work and services required in connection with the final closing of the Mine and completion of final reclamation work.

(d)
WARRANTY AS TO THE SERVICES RENDERED BY SELLER HEREUNDER: EXCEPT THAT SELLER SHALL PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT IN ACCORDANCE WITH THE PERFORMANCE STANDARD SET FORTH IN SECTION 5.1.1, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING ITS PERFORMANCE OF SERVICES UNDER THIS AGREEMENT.

(e)
DISCLAIMER AS TO ALL OTHER WARRANTIES: THE PARTIES AGREE THAT EXCEPT AS PROVIDED IN SECTION 3.3, IN SECTION 5.1.1 AND IN SECTION 19, ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE ARE SPECIFICALLY EXCLUDED AND DISCLAIMED.

5.2.	Mining Plans

5.2.1Life-of-Mine Plan

(a)
Seller shall prepare and provide to Buyer in writing a mining plan covering the life-of-mine requirements (the “Life‑of‑Mine Plan”) for the design, development, construction, start-up and operation of the Mine, including the Development Period, the Production Period and the Post-Production Period to furnish from the Reserves the lignite requirements of Buyer under this Agreement. Seller's initial Life‑of‑Mine Plan shall assume that Buyer's life-of-mine lignite requirements shall be equal to 2,500,000 Tons per Year unless Buyer notifies Seller to use a different assumption. The Life‑of‑Mine Plan shall be based on the principle of recovering the most economic reserves from within the Reserves over the Term. The Life‑of‑Mine Plan shall be prepared in accordance with sound engineering and design practices and Applicable Laws and shall include, but not be limited to, production schedules, staffing and equipment requirements, estimated costs per Ton using the cost categories identified in Section 7, a property acquisition plan, schedule and estimated budget, a mine development plan, schedule and budget, method of operation, anticipated lignite quality characteristics, reclamation and permitting schedules, estimated capital budget containing estimates of all capital expenditures, commitments, and loan/lease requirements, operating cost estimates, mine design, mine projection maps, mine progression and reserve studies, and other documentation reasonably requested by Buyer. Seller will permit Buyer's representatives to participate in the development of the Life‑of‑Mine Plan and any revisions thereto.

(b)
The Life‑of‑Mine Plan shall be completed and delivered by Seller to Buyer within three hundred sixty-five (365) Days of the Effective Date. Buyer shall review the Life-of-Mine Plan for reasonableness and completeness. Within sixty (60) Days of receipt of the Life-of-Mine Plan, Buyer shall meet with Seller to jointly review the proposed Life-of-Mine Plan. Within forty-five (45) Days of the conclusion of such review, Buyer shall provide notice to Seller of Buyer's approval of, or Buyer's suggested modifications to, the proposed Life-of-Mine Plan. If Buyer suggests modifications to the proposed Life-of-Mine Plan, Buyer shall advise Seller of the reasons for such modifications, and Buyer and Seller shall meet promptly and attempt in good faith to resolve their differences with respect to the proposed Life-of-Mine Plan. If Buyer and Seller are unable to resolve such differences within thirty (30) Days after Buyer proposes such modifications, Seller shall revise and resubmit the proposed Life-of-Mine Plan as requested by Buyer.

5.2.2Annual Mining Plan

(a)
On or before July 1 of each Year during the Term, including the Development Period, the Production Period and the Post-Production Period, Seller shall provide to Buyer in writing (or in electronic format) a detailed mining plan covering the operation of the Mine for the next Year (the “Annual Mining Plan”) that conforms substantially to the Life-of-Mine Plan. If Buyer and Seller agree that current circumstances require that the Annual Mining Plan differ in any material respect from the Life-of-Mine Plan, Seller shall review and revise, if necessary, the Life‑of‑Mine Plan based on the then‑current circumstances including the designation of annual deliveries provided by Buyer in the notice given pursuant to Section 2.6. Seller shall provide documentation of such revised Life-of-Mine Plan consistent with the requirements of Section 5.2.1.

(b)	Such Annual Mining Plan shall include, but not be limited to, the following items for activities during the following Year:

(i)	maps showing planned mine progression, location of infrastructure, and capital project locations;

(ii)	mining operations schedules showing acres disturbed, overburden removed, lignite recovered by seam, anticipated lignite quality by seam, equipment working schedules, and labor requirements;

(iii)	a reclamation plan showing areas to be regraded, planted or otherwise subject to reclamation activities and a permitting and bonding schedule;

(iv)
an estimated capital budget containing detailed, itemized estimates of all capital expenditures, commitments, and loan/lease requirements, including indicative terms for any proposed acquisition of Capital Assets by Seller;

(v)
an estimate of all operating costs and expenses in such detail as required to estimate the Cost of Production under Section 7.2(a), along with estimated employee headcounts and such other information as Buyer may reasonably request

(vi)	an estimated Monthly cash flow statement containing estimates of the cash requirements for the capital and operating budgets prepared pursuant to this Section 5.2.2;

(vii)	a projection of the next four Years of operations in such detail as directed by Buyer, which shall include assumptions as to lignite stockpile size(s) and location(s), if any; and

(viii)	such other information as directed by Buyer.

5.2.3Approval of Annual Mining Plan

(a)
Within sixty (60) Days after receipt by Buyer of an Annual Mining Plan, and, if applicable, a revised Life-of-Mine Plan, Buyer shall give Seller notice of Buyer's approval or disapproval of such Annual Mining Plan (including specific approval of any acquisition of Capital Assets by Seller) and, if applicable, revised Life-of-Mine Plan.

(b)	If Buyer does not give Seller such notice within sixty (60) Days after Buyer's receipt thereof, Buyer shall be deemed to have approved such mining plan(s).

(c)
If Buyer disapproves an Annual Mining Plan or any portion(s) thereof, Buyer shall advise Seller of the reasons for such disapproval, and Buyer and Seller shall meet promptly, but no more than ten (10) Business Days after such disapproval was expressed, and attempt in good faith to resolve their differences with respect to the Annual Mining Plan. If Buyer and Seller are unable to resolve such differences within such ten (10) Business Days, Seller shall adopt such changes to the Annual Mining Plan as requested by Buyer, and shall submit a revised

Annual Mining Plan within ten (10) Business Days following the failure of Buyer and Seller to resolve such differences.

5.2.4Mine Development and Operation

(a)	Seller shall consult with and keep Buyer informed of the progress of Seller's activities related to the Mine during the Term in such manner as Buyer may reasonably request.

(b)	Buyer and Seller shall meet quarterly (or at such other times as needed or requested by either Party) to review the progress of Seller's activities related to the Mine during the Term.

(c)
Seller shall not make any capital expenditures unless they are generally reflected in a capital budget approved by Buyer as part of an Annual Mining Plan or unless otherwise specifically approved by Buyer; provided, however, Seller shall have the right during any Year to make capital expenditures required in the event of an Emergency without advance approval by Buyer. If the nature of the Emergency and the time elements involved do not allow sufficient time to obtain Buyer's approval of such capital expenditure before it is incurred, Seller shall subsequently and promptly (but not later than two Business Days after such occurrence) give Buyer notice thereof.

(d)
Seller shall have the right, without the specific written approval of Buyer, to exceed the amount for any specific capital expenditure in any budget approved by Buyer by up to five percent (5%), provided that in no event shall any such excess expenditure exceed One Hundred Thousand Dollars ($100,000) (the “CapX Cap”) (subject to adjustment pursuant to Section 9) or such other amount as mutually agreed to by the Parties in any Year. If Seller desires Buyer's approval to exceed a specific line item, budgeted, capital expenditure by more than five percent (5%) or more than the CapX Cap or such other amount as mutually agreed to by the Parties in any Year, Seller shall make such request by written notice as soon as practicable, and if Buyer neither approves nor disapproves such request within fifteen (15) Business Days after Seller's delivery thereof, Buyer shall be deemed to have approved such request.

(e)
Except in the event of an Emergency, no material modification of or material deviation from the approved Annual Mining Plan shall be made without the written approval of Buyer, which approval shall not be unreasonably withheld.

5.3.	Post-Mining Reclamation

5.3.1Commencing with the issuance of the Mine permit (and thereafter at least as frequently as required by GAAP), Seller shall prepare in accordance with GAAP an estimate of all costs and expenses that will be incurred to finally reclaim and close the Mine in order to obtain the release of the reclamation bond from the North Dakota Public Service Commission (the “Post-Mining Reclamation Costs”), and the Parties shall mutually agree on the appropriate assumptions underlying the accrual of such costs and their inclusion in the Cost of Production under Section 7.2(a).

5.3.2When requested by Buyer, but no less frequently than five Years after the commencement of the Production Period and every five Years thereafter, Seller shall submit to Buyer for its review and written approval proposed plans and estimated budgets for final reclamation activities during the Post‑Production Period. Buyer shall not unreasonably withhold its approval of such plans and budgets as long as Seller utilizes generally accepted reclamation practices in preparing such plans and budgets. After Buyer's written approval of such plans and budgets (or portions thereof), Seller shall seek Buyer's prior written approval of any material changes to or from such final reclamation plans and budgets. Seller shall submit such reports regarding Seller's activities and reclamation costs incurred as Buyer may request from time to time during the Post‑Production Period.

5.3.3Within ten Days of receipt from Buyer, Seller shall deposit all amounts for Post-Mining Reclamation Costs funded by Buyer pursuant to Section 7.2(a), or funded by Seller pursuant to Section 14.4 (third‑party sales), in a trust account (the “Reclamation Account”) to be managed by a trustee to be proposed by Seller and approved by Buyer, in accordance with the North Dakota version of The Uniform Prudent Investor Act, as may be amended from time to time. Funds held in the Reclamation Account shall only be disbursed by the trustee upon receipt of a joint written disbursement instruction by Buyer and Seller and shall only be expended during the Post‑Production Period to complete final Mine closure and reclamation; provided, however, that to the extent Buyer and Seller mutually agree that the Reclamation Account is over‑funded from time‑to‑time, Buyer and Seller may mutually direct the Reclamation Account trustee to distribute the excess amount to the agent under the Plant Ownership Agreement for distribution to the Utilities. Seller and Buyer shall meet at least one time each Year during the Production Period and the Post-Production Period to discuss such account and any expenditures therefrom, and review related account statements and documents (“Reclamation Account Documentation”). Buyer shall have the right to inspect Reclamation Account Documentation as provided in Section 12.3(a).

5.4.	Operating Contracts

Seller may determine that it is appropriate to enter into contracts with third parties to provide services to Seller in connection with performance of Seller's obligations hereunder (“Operating Contracts”). Seller's entry into any such Operating Contracts shall not relieve Seller of any of its obligations hereunder. All Operating Contracts shall provide that the third party that is performing services, and any party that may acquire Seller, may not terminate the Operating Contract in the event of a change-in-control of Seller. Seller shall provide Buyer reasonable advance notice in the event Seller intends to enter into an Operating Contract with total consideration to the third party thereto in excess of $1,000,000 (the “Operating Contract Threshold”) or a term in excess of twenty-four (24) months. Buyer shall have the opportunity to review and comment on such Operating Contracts prior to Seller's execution thereof, and shall provide comments as promptly as reasonably practicable, taking into consideration Seller's obligation to timely perform Seller's obligations hereunder.

Section 6.	Financial Arrangements

6.1.	Seller Responsible for Mine Financial Arrangements

Seller shall be responsible throughout the Term, for securing loans, leases, extensions of credit and other financial arrangements (“Seller's Loans and Leases”) for Working Capital and capital assets including, without limitation, machinery, equipment (including one or more draglines), fixtures, fee lands upon which fixtures are located, roads, ponds, electric utility lines, water and gas pipelines and easements for all such lines and pipelines (“Capital Assets”) necessary for, but not limited to, the design, development, permitting, construction, equipping, start-up, operation, maintenance and reclamation of the Mine to the capacity required for producing the quantities of lignite to be purchased from Seller under this Agreement. Seller shall use reasonable best efforts to obtain the lowest cost Seller's Loans and Leases that are available to Seller, and to include in the Seller's Loans and Leases a lessee right to buyout or terminate prior to the end of the term of Seller's Loans and Leases. Seller shall use its reasonable best efforts to structure the payment terms of Seller Loan and Lease Principal Obligations under the Seller's Loans and Leases used to fund the original purchase of Capital Assets to correspond approximately with the depreciation or amortization expensed during the estimated useful life of Capital Assets. Seller's obligations under this Section 6.1 in respect of Capital Assets shall terminate in the event that Buyer acquires all of the Capital Assets. For the avoidance of doubt, Seller's or Seller's Affiliate's acquisition and financing costs related to its Marion 8400 walking dragline, from its date of acquisition on May 21, 2012 (the “Pre‑LSA Dragline Costs”), shall be deemed a Seller Loan and Lease.

6.2.	Buyer's Right to Replace Seller's Loans and Leases

6.2.1.At any time, Buyer shall have the right to acquire all of Seller's Capital Assets and obtain alternative arrangements to replace all of Seller's Loans and Leases.

6.2.2.In order to exercise such right, Buyer shall give notice to Seller of Buyer's election to acquire the Capital Assets and pay to Seller the Net Book Value of such Capital Assets. Seller shall use any necessary portion of such Buyer payment (including up to, but not exceeding, the full amount thereof) to discharge Seller's Loan and Lease Principal Obligations and Seller's Loan and Lease Obligations applicable to such Capital Assets. If any amount of Seller's Loan and Lease Principal Obligations or Seller's Loan and Lease Obligations (other than with respect to Working Capital) remain after such payment by Seller, then Buyer shall directly pay to the lender the remaining Seller's Loan and Lease Principal Obligations, and shall reimburse to Seller promptly (after receiving proof of payment by Seller) all remaining Seller's Loan and Lease Obligations (other than with respect to Working Capital) arising as a result of such acquisition. The Parties agree to execute and deliver such documents and instruments as may be reasonably necessary or appropriate to vest in Buyer Seller's title to the Capital Assets, to release and hold harmless Seller and any of Seller's Affiliates from all liability relating to all Seller's Loan and Lease Principal Obligations applicable to such Capital Assets and to ensure Seller's reimbursement for Seller's Loan and Lease Obligations applicable to such Capital Assets. In the event Buyer so acquires the Capital Assets, Buyer shall provide Seller and its Affiliates with access to and use of the Capital Assets acquired by Buyer as reasonably necessary for Seller to perform its obligations under this Agreement and, at Seller's request, Buyer shall execute and deliver licenses or other agreements containing terms and conditions mutually acceptable to Buyer and Seller confirming such Seller right of access and use.

6.2.3.If Buyer exercises its right to acquire all of Seller's Capital Assets pursuant to this Section 6.2, Seller shall have the right to contribute its Capital Assets to a wholly-owned subsidiary of Seller or NACoal and cause Buyer to acquire the equity of such subsidiary pursuant to the terms and conditions of a purchase and sale agreement for the equity interests of such subsidiary for a purchase price equal to the Net Book Value of the Capital Assets contributed to the subsidiary and on other terms to be agreed by the Parties. In such event, the purchase and sale agreement shall include amendments to this Agreement referred to in Section 22.13 to reflect that all of the Mine's Capital Assets are no longer owned by Seller, and that Buyer thereafter has the responsibilities in respect of Capital Assets set forth in the first sentence of Section 6.1.

Section 7.	Compensation for Lignite

7.1.	Compensation During the Development Period

7.1.1.During the Development Period, costs and expenses that Buyer approves in advance through the Annual Mining Plan, or that Seller otherwise reasonably incurs in connection with the design, development, construction, equipping, permitting and start-up of any area of the Mine (“Development Period Costs”) shall be paid or funded by Seller.

7.1.2.Development Period Costs shall include, but are not limited to, the following:

(a)
labor costs, as described in Section 7.2(a)(i)(aa), paid to employees of Seller and Affiliates of Seller located at the Mine or the Land Office whose labor costs are properly charged directly to the Mine, and such labor costs for employees of Seller and Affiliates of Seller who are not located at the Mine or the Land Office but who, with Buyer's approval, perform work related to the Mine;

(b)
an amount equal to the total sum of all overhead costs (excluding labor costs covered by paragraph (a) above) actually incurred by Seller during the Development Period in connection with the design, permitting, development, construction, equipping and start‑up of the Mine, which costs shall include, but not be limited to, costs of materials and supplies, costs related to the maintenance of leases, subleases and fee ownership of lands and reserves in the South Beulah Area of Interest, reasonable travel expenses, equipment rental costs, computer service costs, allocated office expenses, fees and expenses of outside consultants and legal counsel, administrative and general expenses of Seller directly allocable to the Mine, and any other reasonable costs which are not covered by paragraphs (a) and (c) of this Section 7.1.2;

(c)	an amount equal to Seller's Loan and Lease Obligations due and payable during the Development Period;

(d)
an amount equal to depreciation and amortization charges on Capital Assets acquired by Seller during the Development Period to which Seller is entitled and the rates of which shall be determined by Seller in accordance with GAAP, and ad valorem or similar taxes incurred by Seller during the Development Period;

(e)	the Capital Charge (as defined in Section 7.2(d)) payable each Year during the Development Period on the Invested Capital of Seller;

(f)	a fee equal to [* * *] per Month (the “Development Fee”), which amount shall be subject to adjustment pursuant to Section 9; and

(g)	the Pre‑LSA Costs.

7.1.3.Seller shall report current Development Period Costs to Buyer Monthly during the Development Period and at the conclusion of the Development Period.

7.1.4.All Development Period Costs shall be capitalized as incurred during the Development Period. All Development Period Costs other than the Development Fee and the Capital Charge shall be amortized on a straight-line basis in equal Monthly installments over the full term of the Production Period by being included in the Cost of Production. The Development Fee and the Capital Charge incurred during the Development Period shall be amortized on a straight-line basis in equal Monthly installments over the first fifty‑two (52) Months of the Production Period by being included in the Cost of Production during such Months.

* * * Confidential Treatment Requested

7.2.	Compensation During the Production Period

During the Production Period, Buyer shall pay Seller in accordance with Section 8 an amount that equals the sum of (i) the Cost of Production (Section 7.2(a)), (ii) the Agreed Profit payable to Seller (Section 7.2(c)(i)) and (iii) the Capital Charge (Section 7.2(d)). All amounts payable by Buyer during the Production Period under this Section 7.2 shall constitute “Compensation” during the Production Period. Buyer acknowledges that when no lignite is mined, processed, sold or delivered during the Production Period, Buyer shall continue to pay the Capital Charge and the portion of the Cost of Production that is incurred by Seller in accordance with the terms of this Agreement and invoiced to Buyer even when lignite deliveries are not made (referred to by the Parties as “period costs,” as opposed to “product costs,” which are not invoiced when lignite deliveries are not made).

(a)	Cost of Production

For the purposes of this Agreement and except as otherwise expressly stated, “Cost of Production” shall mean all costs actually incurred by Seller performing its obligations under this Agreement during the Production Period, including, without limitation, costs related to the mining, processing and delivering of lignite from the Mine, but shall exclude costs or expenses not authorized pursuant to this Agreement or that have been incurred over the prior disapproval by Buyer thereof. Any costs incurred by an Affiliate of Seller and charged to Seller shall be included only at the cost to such Affiliate without addition for any intercompany profit or service charge. Seller, in determining costs, shall give Buyer the proportionate benefit of volume purchases participated in by Seller and Affiliates of Seller. The Cost of Production shall be determined on an accrual basis in accordance with GAAP, and shall include, but shall not be limited to, the following:

(i)
All production, maintenance and delivery costs incurred by Seller in the performance of its obligations under this Agreement during the Production Period including, without limitation, the following types of costs:

(a)
Labor costs for work directly related to the Mine, which include, without limitation, (i) wages (e.g., regular and overtime wages paid to non-exempt employees and workforce, and salaries paid to exempt employees), (ii) the costs of all related payroll taxes (e.g., federal social security and Medicare taxes, federal and state unemployment taxes and workers compensation) and fringe benefits, including, without limitation, welfare plans, contributions to 401(k) and other retirement plans, contributions to defined benefit and defined contribution pension plans, group insurance (e.g., medical, dental, term life and disability), holidays, floating holidays, vacation days, military duty days, jury duty days, bereavement days, personal days, sick days, severance, and other comparable benefits paid to or for employees of Seller and Affiliates of Seller, (iii) reasonable travel costs and lodging costs for employees of Seller and Affiliates of Seller, and (iv) the costs of employee productivity, safety and environmental incentive plans;

(b)	Expense of payroll preparation, general accounting and billing performed at the Mine;

(c)	Consumable materials and supplies;

(d)	Consumable tools;

(e)	Costs of machinery and equipment that are not Capital Assets, including rental costs;

(f)	Rental of machinery and equipment not included in Seller's Loan and Lease Obligations;

(g)	Electric power and other utility costs;

(h)
Reasonable and necessary services incurred in the mining, processing or delivery of lignite from the Mine rendered by persons other than employees of Seller and Affiliates of Seller that are directly charged to the Mine;

(i)
Insurance premiums and deductibles, including in respect of workers' compensation as required by law, liability, property damage, and such other insurance as requested by Buyer and in amounts and with insurance carriers (or self-insurance) approved by Buyer, as provided in Section 10;

(j)
All taxes and fees, including, without limitation, ad valorem, severance, sales, use, property, excise, license, stamp or other taxes, levies, imposts, duties, charges, or fees of any nature, but not including income taxes, imposed by any Governmental Entity;

(k)
Fees, assessments and penalties payable to MSHA and other Governmental Entities; provided, however that to the extent a Governmental Entity has determined that any such fees, assessments or penalties are the result of Seller's gross negligence or willful misconduct, such fees, assessments or penalties shall not constitute Cost of Production and shall be paid by Seller and not reimbursed by Buyer;

(l)	Cost of reclamation during the Production Period, including labor and supplies, as required to comply with all Applicable Laws and leases and subleases of Reserves;

(m)	Costs incurred by Seller relating to this Agreement in connection with or as a result of the enactment, modification, interpretation, repeal or enforcement of any Applicable Laws;

(n)
Usual membership fees of the National Mining Association (allocated to the Mine pro rata based on combined annual coal production of Seller and its Affiliates in the United States of America, or such other pro rata method utilized by the National Mining Association in charging all of its members), and a reasonable number of other professional, service and civic organization memberships paid for by Seller which are commonly maintained by surface mining companies similarly situated in North Dakota, and such other contributions and memberships approved in advance by Buyer;

(o)
Costs incurred by Seller (i) related to the maintenance of leases, subleases and fee ownership of lands and reserves in the South Beulah Area of Interest, such costs to include all sums actually paid by Seller as rental, advance royalty, landman services, abstract and title opinion and curative costs incurred to confirm or obtain clear title to the Reserves, and recordation fees; provided, however, that Seller or its Affiliate shall directly pay lease bonuses and labor costs expended in connection with the acquisition of leases and such lease bonuses and labor costs shall not constitute Cost of Production; (ii) in payment of production royalty or overriding production royalty attributable to lignite sold to Buyer hereunder which is produced from lignite and other coal leases or other mining rights covering and affecting the Reserves; and (iii) in connection with the acquisition of fee property for the Mine office, Mine haul roads to the Plant facilities and other Mine facilities and infrastructure;

(p)	Costs related to permits and permitting at the Mine;

(q)	Costs of Mine security;

(r)	Corporate franchise taxes for Seller paid to the State of North Dakota related to the Mine, if any;

(s)	Costs of drilling and geological services;

(t)	Costs related to sampling, analyses, surveying and weighing lignite, and the testing of the Sampling System and the scales pursuant to Section 11;

(u)	Costs of Audits, and any other outside audits approved in advance by Buyer;

(v)	Costs related to Seller's compliance with its obligations under Section 12;

(w)
Costs incurred as the result of labor organization activities or unionization of Seller's employees at the Mine (including, without limitation, costs of arbitration and labor and other costs incurred by Seller in connection with any collective bargaining activities or agreements);

(x)	Cost of reclamation bonds and similar performance bonds as required by Applicable Laws and obtained by Seller in connection with the performance of its obligations hereunder;

(y)	Post-Mining Reclamation Costs payable as determined pursuant to GAAP requirements, including costs related to the Reclamation Account; and

(z)
Mine administrative costs including telephone and office costs, travel expenses and moving expenses of exempt employees of Seller, provided that no moving expense will be allowed for any non-exempt employee of Seller without Buyer's prior approval.

There shall be credited to costs under this Section 7.2(a) amounts equal to (1) any investment tax credit or other tax credits based upon new investment incurred and taken by Seller or by an Affiliate of Seller that is attributable to Seller's operation, and (2) any refunds or rebates received by Seller from manufacturers or vendors and (3) the proceeds from any insurance policies obtained in accordance with Section 10, except to the extent Seller or its Affiliates use such proceeds to pay any losses, costs, fees, expenses, damages or liabilities incurred by Seller or its Affiliates that result from or relate to an insured loss or occurrence, including but not limited to costs to repair or replace equipment or other property, or amounts to pay stipulated loss values under equipment leases.

(ii)
Depreciation and/or amortization charges on Capital Assets to which Seller is entitled, the rates of which shall be determined by Seller from time to time in accordance with GAAP. Unless otherwise agreed by Buyer and Seller, the rates of such depreciation and/or amortization shall be limited to a straight-line basis over the anticipated useful service life of the Capital Assets. Buyer may correct from time to time anticipated useful service lives to conform to experience. Net gains or losses on the dispositions of Capital Assets shall be credited or charged, as the case may be, to the Cost of Production. Transactions involving Capital Assets between Seller and any one or more of its Affiliates (including contributions to the capital of Seller) shall be reflected in Seller's accounts at cost to the Affiliates of the Capital Assets involved, less accumulated depreciation, as shown by the accounts of the transferring company, or salvage value if it is greater than depreciated cost.

(iii)	All Seller's Loan and Lease Obligations due and payable during the Production Period.

(iv)
All Development Period Costs accrued during the Development Period, which shall be repaid on a Monthly basis during the Production Period as part of the Cost of Production, as provided in Section 7.1.4.

(b)	[Intentionally Omitted.]

(c)	Agreed Profit

(i)
During the Production Period for all lignite sold and delivered by Seller to Buyer hereunder from the Mine, the agreed profit (“Agreed Profit”), expressed in 2011 dollars, shall be [* * *] per Ton; provided, however, that Agreed Profit shall not be paid in respect of Non‑conforming Lignite.

(ii)
General and administrative costs that are to be covered by the Agreed Profit (and that shall not otherwise be included in the Cost of Production) during the Production Period, are salaries and related expenses such as payroll taxes, pensions, contributions to retirement plans, other fringe benefits and workers' compensation, together with travel, telephone, postage and office rent and office maintenance expense, of executive officers of Seller not located at the Mine and of officers of Affiliates of Seller who perform, and for the time and to the extent they perform, functions relating to the Mine or this Agreement. Without limiting the generality of the foregoing, the expenses of executive office support, administrative support, operations management support, business development support and legal support (excluding outside litigation services and other outside legal services described below in Section 22.7), finance and

* * * Confidential Treatment Requested

accounting support, management information systems support, human resources support and benefits support rendered by employees of Affiliates of Seller shall be covered by the Agreed Profit.

(iii)
Notwithstanding anything to the contrary contained in Section 7.2(c)(ii), general and administrative costs that are not to be covered by the Agreed Profit and that otherwise shall be included in the Cost of Production are:

(a)	corporate franchise taxes for Seller paid to the State of North Dakota related to the Mine, if any;

(b)
litigation and other legal expenses directly related to activities under this Agreement incurred through the use of attorneys who are not employees of Seller or Affiliates of Seller, excluding the cost of any litigation or action in which Seller and Buyer are on opposing sides, and excluding the cost of arbitration under Section 18;

(c)	actual costs of new reserve mine planning and special studies provided by employees of Seller or Affiliates of Seller not located at the Mine and specifically approved in advance by Buyer;

(d)	actual costs of mine permitting, geologic support on drilling and modeling provided by employees of Affiliates of Seller not located at the Mine, and specifically approved in advance by Buyer; and

(e)
labor cost and related taxes and fringe benefits for employees of Seller and Affiliates of Seller who are not located at the Mine but whose labor and associated benefit costs are properly charged directly to the Mine with Buyer's advance approval.

(d)
Capital Charge. Buyer shall pay to Seller an amount equal to [* * *] of the sum of (i) Seller's Invested Capital and (ii) the unamortized/undepreciated amount of Development Period Costs (the “Capital Charge”). The Capital Charge shall be paid Monthly by Buyer and shall be included in the invoices provided for in Section 8.1.

7.3.	Payment of Post-Mining Reclamation Costs During the Post-Production Period

Seller shall first pay Post-Mining Reclamation Costs out of the Reclamation Account. In the event that the Reclamation Account does not contain sufficient funds to obtain the release of the Mine reclamation bond from the North Dakota Public Service Commission, Buyer shall promptly pay to Seller the additional required Post-Mining Reclamation Costs, including all costs and expenses of demobilization, equipment modification and employee relocation. In the event that funds remain in the Reclamation Account after final release of the Mine reclamation bond from the North Dakota Public Service Commission, Seller shall promptly pay such remaining funds to Buyer. Seller shall not require Buyer to pay Seller any profit for services performed by Seller in final mine closing and reclamation during the Post-Production Period.

* * * Confidential Treatment Requested

Section 8.	Billing and Payment; Audit True-Up

8.1.	Monthly Invoices

(a)
On or before the tenth (10th) Day of each Month, Seller shall furnish Buyer with a written invoice which sets forth the amount due Seller under Section 7 for the immediately preceding Month. The Monthly invoices shall be in such form and detail as reasonably requested by Buyer and shall list the quantity of lignite delivered to the Delivery Point. Seller shall furnish promptly evidence substantiating the invoice as Buyer may reasonably request.

(b)
Buyer shall pay Seller the amount of such invoice within ten (10) Days of Buyer's receipt of the same by wire transfer to an account designated by Seller in writing in immediately available federal funds.

(c)
If Buyer disagrees with the amount of any invoice, Buyer shall immediately notify Seller of such disagreement so that the difference may be resolved before the date payment for such invoice is due. If Buyer fails to give such notification, or if Buyer and Seller determine the invoiced amount is correct or that another amount is correct before the date payment is due, such invoice shall be paid in full or in the amount agreed as correct by Buyer and Seller. If Buyer gives such notification and Buyer and Seller do not resolve such disagreement before the date payment is due, Buyer shall pay the amount of the invoice on the date payment is due. If Buyer and Seller are not able to resolve the dispute within thirty (30) Days following the date on which the disputed payment was due, the Parties shall resolve the dispute by arbitration pursuant to the provisions of Section 18. Payment or payments under this Section 8 shall not be deemed a waiver of any rights of Buyer to have the invoice hereunder corrected or an appropriate credit applied to the next Monthly invoice following the determination of the amount of any credit due to Buyer.

(d)
In the event that Buyer fails to timely pay an invoice in full, interest shall accrue Monthly on the unpaid balance at a rate equal to the lesser of (i) the Prime Rate plus one percent or (ii) the maximum rate permitted by Applicable Laws.

8.2.	Audit True-up

(a)
In the event that the Audit conducted pursuant to Section 12.2, or any other audit conducted by Buyer, results in a Buyer determination that the Compensation paid hereunder was incorrect, Buyer shall promptly notify Seller in writing. Such notice shall include the amount by which the Compensation was incorrect and shall describe in reasonable detail the basis for Buyer's determination.

(b)
Within thirty (30) days of receipt of a Buyer notice pursuant to Section 8.2(a), Seller shall notify Buyer whether Seller agrees or disagrees with Buyer's determination. If Seller agrees, Buyer shall promptly pay to Seller the amount of any shortfall in Compensation or Seller shall promptly reimburse to Buyer any excess Compensation that has been paid to Seller, as the case may be. If Seller disagrees, Buyer and Seller shall for a period of thirty (30) days from the date of Seller's notice of disagreement attempt to resolve the dispute. If such dispute is so resolved, the appropriate Party shall promptly pay the other Party the amount due. If such dispute is not so resolved, the Parties shall resolve the dispute by arbitration pursuant to Section 18.

(c)	Buyer shall not make any claims under Section 8.2(a) related to any Compensation that was paid more than two (2) years prior to the delivery of the relevant Audit or Buyer audit.

Section 9.	Adjustment of Adjustable Amounts

The CapX Cap, the Development Fee, the Agreed Profit, the Cap Amounts and the Operating Contract Threshold (the “Adjustable Amounts”) are expressed in 2011 dollars and are subject to adjustment as follows:

(a)
Beginning on April 1, 2013, the Adjustable Amounts shall be increased or decreased, as appropriate, as of January 1, April 1, July 1 and October 1 of each Year in the same percentage by which (x) the first published value of the CPI‑U Index for the third Month immediately preceding such January 1, April 1, July 1 or October 1 under consideration is greater or less than (y) the first published value of the CPI‑U Index for June 2011 (which is 225.722, on the base 1982‑1984 = 100). Such increased or decreased Adjustable Amounts shall be effective as of such January 1, April 1, July 1 or October 1 adjustment date and shall be included in the next Monthly invoice following such adjustment date, and any additional payment to be made by Buyer or refund to be made by Seller shall be made accordingly. An example calculation of such year-end adjustment is set forth in Exhibit C. If any adjustment made pursuant to this Section 9(a) is based upon a first published CPI‑U Index figure that is subsequently revised, there shall be no further adjustment of such amount on the basis of such revision.

(b)
If at any time during the Term either Party reasonably believes that the CPI‑U Index (or any index substituted therefor in accordance with the following provisions) does not reflect the true change in the price level of consumer goods and services in the United States, then upon the written request of either Party, Buyer and Seller shall undertake good faith negotiations to determine and agree upon a substitute index or method whereby such change in the price level of consumer goods and services in the United States can be determined. When and if such substituted index or method has been determined and mutually agreed upon, the same shall be substituted and put into effect commencing at a time mutually agreed upon by Seller and Buyer. If the CPI‑U Index or any substitute index is changed in the future to use some base other than the base of 1982‑1984 = 100, for the purposes hereof, the CPI‑U Index or any substitute index, as the case may be, shall be adjusted so as to be in correct relationship to the base of 1982‑1984 = 100, or some other alternative base which is mutually agreed by Buyer and Seller. If publication of the CPI‑U Index or any substitute index is no longer made by any United States agency, the index to be used shall be that index agreed to by the Parties which after any necessary adjustment provides the most reasonable substitute for the CPI‑U Index. If within ninety (90) Days the Parties cannot agree upon a substitute index, the matter shall be resolved by arbitration pursuant to Section 18.

Section 10.	Insurance

10.1.	Seller's Insurance

(a)
Seller shall obtain and maintain insurance, of such available types, limits, coverages and amounts and with such insurance carriers and agents as approved by Buyer, applicable to the Mine, equipment and property at the Mine, the operation of the Mine or operations incidental to the Mine and personnel at the Mine or utilized in connection therewith. Such insurance shall include, but shall not be limited to, public liability, contractual liability (including contractual liability for this Agreement), fire insurance with extended coverage and additional extended coverage, insurance covering physical damage to the Mine's facilities, pollution/environmental insurance, and workers' compensation insurance as required by Applicable Law. Such insurance shall provide for deductible amounts that are not greater than then‑current NACoal policy deductible amounts and limits that are not less than then‑current NACoal policy limits, provided that Buyer may direct Seller to secure a separate Seller policy for workers' compensation insurance with deductible amounts at such levels Buyer deems appropriate. Upon mutual agreement of the Parties, insurance coverages and limits may be reviewed and adjustments made no more frequently than biannually to reflect changes in insurance, operational or regulatory conditions.

(b)	Seller's insurance required in this section shall be primary and not contributing with any insurance maintained by Buyer.

(c)
Seller's insurance policies shall contain a provision whereby the insurance carrier will notify Buyer at least thirty (30) Days prior to the effective date of cancellation, or nonrenewal in any of such policies for any reason except for nonpayment of premium in which case at least ten (10) Days prior notice of cancellation or nonrenewal will be provided to Buyer. In the event of reduction in coverage, replacement or cancellation, Seller shall, if directed by Buyer, use its reasonable best efforts at Buyer's direct cost, to obtain equivalent coverage to replace the policies so reduced or canceled.

10.2.	Subcontractor's Insurance

To the extent Seller utilizes any contractors or subcontractors at the Mine, Seller shall require that all of its contractors, subcontractors and any Affiliates thereof engaged in work on or for the Mine comply with the applicable workers' compensation laws of the State of North Dakota and maintain such other available insurance as Buyer reasonably deems advisable. Seller and Buyer shall periodically communicate on and agree to the types of insurance coverage that Seller is requiring its subcontractors to obtain. Seller assumes all responsibility and liability for any subcontractor Seller contracts to perform services, except to the extent a liability is payable by Buyer under Section 7 or Section 15.8(b).

10.3.	Each Utility as Additional Insured or Loss Payee

Each Utility shall be added as an additional insured or loss payee, as applicable (unless otherwise prohibited by Applicable Laws), as to all insurance (except workers' compensation insurance) acquired by Seller pursuant to this Agreement. Seller and its insurer shall waive rights of subrogation against each Utility or their Affiliates.

10.4.	Evidence of Insurance

Seller shall furnish Buyer with satisfactory evidence that Seller's insurance required by this Section 10 is being properly maintained and shall furnish Buyer with copies of all policies, waivers of subrogation, certificates of insurance, endorsements and riders (certified by the insurer where appropriate).

Section 11.	Sampling and Analysis; Weights

11.1.	Sampling and Analysis

11.1.1.All sampling, sample preparation and analysis of lignite shall be performed in accordance with this Section 11. The quality of lignite delivered by Seller to Buyer shall be determined by analyses of samples taken by Buyer once Daily (each Day, a “Sampling Period”) at a time and a location mutually agreed to by the Parties, which time and location shall be intended to result in samples that are fairly representative of the lignite delivered during the Day in which the samples are taken. Buyer shall collect representative samples by means of a mechanical belt sampling system to be operated and maintained by Buyer (the “Sampling System”).

11.1.2.The design and operation of the Sampling System and the procedures used for sample preparation shall meet standards to be mutually agreed to by the Parties. The Sampling System shall be enclosed to minimize moisture loss. If necessary due to the design and operating standards agreed by the Parties, Buyer and Seller shall mutually agree on commercially reasonable modifications of Plant and Mine procedures and equipment.

11.1.3.All sample increments collected shall be designed to cut the full stream of lignite presented during the period in which such sample increments are collected. The values of current measurements of Sampling System cutter openings, cutter frequencies, cutter velocities, belt velocities and sample flow rates shall be made available by Buyer to Seller upon request and shall be reasonably acceptable to Seller.

11.1.4.Buyer shall monitor the sampling ratio of the Sampling System in accordance with standards mutually agreed to by the Parties. Buyer shall make the sampling ratio data available to Seller upon request.

11.1.5.Prior to any modification to the Sampling System, Buyer shall submit design drawings, specifications and sample extraction parameters for the new or modified Sampling System to Seller for its approval, which shall not be unreasonably withheld.

11.1.6.In the event that the Sampling System ceases to operate properly, Buyer shall immediately notify Seller of such cessation and Buyer's intended course of action to remedy such cessation as soon as reasonably practicable. If the Sampling System malfunctions during the delivery of lignite under this Agreement, the weighted average of the sample analyses successfully taken during the previous seven consecutive Sampling Periods when the Sampling System was properly operating shall be used for those Sampling Periods where the Sampling System was not properly operating.

11.1.7.Using an enclosed riffle and following the mutually agreed ASTM standards, Buyer shall divide the sample size into two laboratory sample splits, with each weighing a minimum of 2,000 grams. Each sample split shall be placed in suitable airtight containers and used as follows:

(a)	Buyer shall cause split one to be transported to and analyzed by a laboratory designated by Buyer.

(b)	Split two of each sample shall be used for referee purposes. If referee analysis is required, the referee's expenses shall be borne by the Party calling for the referee sample.

(c)	Split two of each sample shall be properly identified and stored by Buyer for a period of not less than one Month after the receipt of the analytical results of split one.

11.1.8.For lignite deliveries for which a sample is not available or for which a sample is agreed by Buyer and Seller to be incorrect, the weighted average of the sample analyses successfully taken during the previous seven Sampling Periods when the Sampling System was properly operating shall be utilized.

11.1.9.All third‑party analyses of lignite samples shall be in accordance with the mutually agreed ASTM standards. The designated laboratory shall also participate in round‑robin testing of lignite coals with other laboratories to verify its sample preparation and analysis procedures. Buyer or Seller may also, from time to time, submit blind samples to the designated laboratory for analysis and verification of accuracy and repeatability at the sole cost of the submitting Party. If the round-robin testing or blind samples of lignite indicate that the analytic results of the designated laboratory are inconsistent with or do not conform to ASTM repeatability standards, the Parties shall designate another laboratory mutually agreed to by the Parties.

11.2.	Analytical Results

The laboratory analyzing any sample shall electronically deliver the results of its analysis simultaneously to both Buyer and Seller. The results of the analyses performed by the designated laboratory on split one of the samples shall be binding on the Parties and shall be deemed to represent the quality of the lignite delivered hereunder, unless one Party notifies the other in writing of a dispute concerning such analysis within thirty (30) Business Days after receipt of the designated laboratory's analysis of split one. If the analysis of split one is disputed, split two shall be analyzed and the quality characteristics of split two shall be deemed to represent the definitive quality characteristics of the lignite delivered during the Sampling Period covered by splits one and two.

11.3.	Weighing

(a)
The weight of the lignite delivered to Buyer from the Mine shall be determined on scales utilized by Buyer at the Plant site on the Effective Date. If Buyer elects to replace its existing scale, Buyer and Seller shall mutually agree to the design, selection and installation of the replacement scale(s).

(b)
The scales shall be maintained and calibrated in accordance with the manufacturer's recommended standards, and shall be calibrated on a regular basis agreed by the Parties and maintained within design tolerance. Each Party shall have the right to have a representative present at any and all times to observe the testing and calibration of the scale(s).

(c)
Seller shall have the right to install a check scale on Buyer's conveyor belt(s) at Seller's expense and, if Seller so installs a check scale, Seller shall be obligated to operate, maintain and calibrate such check scale in accordance with the manufacturer's recommendations and otherwise as agreed by the Parties.

(d)
The weights determined pursuant to Section 11.3(a) shall be used to determine the total Tons of lignite delivered each Month under this Agreement. The total Tons of lignite delivered to Buyer each Month so determined shall be accepted as the quantity of lignite for which invoices are to be rendered and payments made in accordance with Section 8.

(e)
Seller shall be given a record of all weight determinations made by Buyer. Buyer shall perform an initial materials weight test within one Year of the Production Date and thereafter shall perform materials weight tests at least every five Years, and shall directly pay the costs thereof. If either Party at any time questions the accuracy of the scales, such Party may request a prompt test and adjustment of such scales by utilizing a materials weight test, the procedures for which the Parties shall mutually agree. The Parties shall split all costs of any such materials weight test unless the scale is found to be in error in excess of the manufacturer's accuracy tolerances. If the scale is found to be in error, the Party owning/maintaining the scale shall pay all costs of the test. If a test reveals error in weight in excess of the manufacturer's specified tolerances, the scale shall be adjusted to an accurate condition, and an appropriate retroactive adjustment shall be made in the invoices and payments affected by such inaccuracy; provided, however, no such adjustment shall be made for a period in excess of the lesser of (i) one half (1/2) of the period since the date that either Party first questioned the accuracy of the weights and the date of the last regularly scheduled test of the scales, or (ii) three Months.

Section 12.	Records and Audits

12.1.	Records and Documentation

Seller agrees to maintain adequate books, payrolls and records satisfactory to Buyer in connection with any and all work performed hereunder, including, but not limited to, the verification of all provisions under this Section 12. Seller further agrees to retain all such work records for a period of not less than seven Years after completion of such work.

12.2.	Annual Audit

Annually, Seller shall have an audit (the “Audit”) of its accounts relating to its operations hereunder. The Audit shall include the preparation of separate financial statements of Seller. Such Audit shall be conducted by an independent firm of certified public accountants retained by Seller in its normal course of business.

(a)
Seller shall endeavor to cause the certified public accountants to treat as confidential any and all proprietary information (including auditors' work papers) furnished to or examined by them in connection with audit work performed.

(b)	The cost of the Audit shall be included in the Cost of Production as provided in Section 7.2(a)(i).

(c)
Seller shall deliver copies of the Audit report and financial statements of Seller in reasonable detail and certified by an independent firm of certified public accountants and any other outside audits approved in advance and paid for by Buyer as soon as such are available.

(d)
All audit exceptions, payment corrections, or other matters identified in audits or reviews of books and records shall be resolved by mutual agreement of the Parties, and corrections, credits or additional charges shall be included in the next regular Monthly invoice.

12.3.	Periodic Inspections

(a)
Buyer shall, upon reasonable notice and in accordance with the requirements of Applicable Law, be afforded complete access to the Mine and to copies of any of Seller's accounting and financial records, exploration data, geologic assessments, environmental and permitting materials, engineering studies, surveys, operational and maintenance records, reports, financial summaries, Reclamation Account Documentation and any other documents applicable to or associated with the Mine or the performance by Seller of its obligations under this Agreement, subject to any Applicable Laws or Seller policies regarding employee records. Prior to entering the Mine site, any Buyer's representative shall check in with appropriate personnel at the entrance to the Mine site and access shall be allowed unless Seller determines such access would interfere with or disrupt Seller's performance hereunder, in which case access shall be granted as soon as practicable thereafter. Such inspection shall not be for any purpose or reserved right of controlling the methods and manner of the performance of the work by Seller under this Agreement, but shall be to assure Buyer that Seller is performing its obligations under this Agreement.

(b)
Seller agrees to maintain adequate books, payrolls and records satisfactory to Buyer in connection with work performed and payments made by Seller under this Agreement. Buyer and its duly authorized representatives shall have access at all reasonable times to the books, payrolls, records, correspondence and personnel of Seller relating to any of the work performed hereunder for the purpose of auditing and verifying the amounts charged by Seller or for any other reasonable purpose including, but not limited to, compliance by Seller with any of the terms and provisions of this Agreement.

Section 13.	Force Majeure

13.1.	General

If either Party is rendered unable, wholly or in part, by Force Majeure (as hereinafter defined) to carry out any of its obligations under this Agreement, and if within five (5) Business Days after the Party experiencing a Force Majeure is aware of the occurrence of such Force Majeure provides notice, including a detailed explanation of such Force Majeure, to the other Party, then the obligations of the Party giving such notice shall be suspended to the extent made necessary by such Force Majeure from the inception of the Force Majeure and during its continuance, but for no longer. The Party giving such notice shall diligently use its best efforts to eliminate the cause and effect of such Force Majeure insofar as possible with all reasonable dispatch. Any deficiencies in the production or delivery of lignite hereunder caused by Force Majeure shall not be made up under the provisions of this Agreement except by mutual agreement. No such event of Force Majeure shall excuse, alter or diminish the obligation of Buyer to make the payments provided for in Section 7 in accordance with Section 8. Notwithstanding anything to the contrary herein, this Agreement may, subject to Section 16.3, be terminated by Buyer if a Force Majeure affecting Seller and its effect are not eliminated within thirty (30) months from inception of such Force Majeure.

13.2.	Definition

The term “Force Majeure” as used in this Agreement shall mean any and all causes beyond the reasonable control of the Party failing to perform, such as acts of God, strikes or other industrial disturbances, material shortages, labor organizing efforts, acts of the public enemy, wars, blockades, insurrections, riots, acts of terrorism, epidemics, pandemics, landslides, adverse geological or hydrological conditions, faults in lignite seams, lightning, hurricanes, tornadoes, earthquakes, fires, storms, floods, washouts, major breakdowns of or damage to Plant or Mine facilities (including haul roads between the Mine and the Plant), Plant or Mine equipment, interruptions to or contingencies of transportation, orders or acts or refusals to act by a governmental, military or civil authority (including without limitation, interruptions, whether by action or inaction, by federal, state or local governments or court orders, present and future, or acts or failures to act of any Governmental Entity having proper jurisdiction) and any other causes, whether of the kind herein enumerated or otherwise, beyond the reasonable control of the Party failing to perform, that wholly or partly prevent the mining, producing, processing and delivering of the lignite by Seller or the receiving and/or utilizing of the lignite by Buyer. The settlement of strikes or industrial disputes or disturbances or the resolution of labor organizing efforts shall be entirely within the discretion of the Party whose employees are affected, and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or the resolution of labor organizing efforts by acceding to the demands of the opposing party therein when such course is inadvisable in the discretion of the Party having the difficulty. A decrease in or lack of demand for electricity from Plant shall not constitute Force Majeure.

13.3.	Replacement Fuel During a Force Majeure Affecting Seller

Seller shall use reasonable best efforts to identify and arrange for the sale to Buyer of replacement fuel meeting the Quality Requirements during the continuance of a Force Majeure which prevents Seller from delivering lignite to Buyer. Buyer shall be solely responsible for the costs of identifying, arranging for the sale to Buyer of, and paying for, all such replacement fuel.

Section 14.	Acquisition of Additional Reserves; Sales to Heskett Station; Sales to Third Parties

14.1.	Acquisition of Additional Reserves

Seller shall have the exclusive right to acquire additional reserves in the South Beulah Area of Interest. Buyer agrees that it and its Affiliates shall not acquire any interest in real property or minerals in the South Beulah Area of Interest during the Term, without Seller's prior written consent.

14.2.	Sales to Heskett Station

Seller shall have the right to sell lignite from the South Beulah Area of Interest to Montana-Dakota or its Affiliates for use at the Heskett Station generating facility near Mandan, North Dakota (“Heskett Sales”). Any Heskett Sales shall be made on terms agreed to by Buyer, Seller and Montana-Dakota, with Seller receiving its Costs of Production, Capital Charge and Agreed Profit on all Tons sold in Heskett Sales.

14.3.	Sales to Third Parties By Seller

In addition to the right to make Heskett Sales as provided in Section 14.2, Seller shall have the right to sell lignite from the South Beulah Area of Interest to third parties. Prior to making any such sales, (i) Seller shall deliver to Buyer evidence that third‑party sales proposed by Seller shall not prevent Seller from performing its obligation to deliver lignite to Buyer hereunder and (ii) Seller and Buyer shall promptly meet to determine the sales price of such lignite and the manner in which the proceeds from such sales will be split between Seller and Buyer.

14.4.	Seller Contributions to the Reclamation Account

In the event that Seller sells lignite from the South Beulah Area of Interest in Heskett Sales or to third parties, Seller shall (a) determine the amount of Post‑Mining Reclamation Costs that are attributable to such sales in accordance with the terms of Section 5.3.1, (b) deposit such amount from the proceeds of such sales into the Reclamation Account within ten Days of receipt of the purchase price of the lignite so sold and (c) use the funds held in such account solely for purposes of performing final Mine closure and reclamation during the Post‑Production Period.

14.5.	Sales to Third Parties By Buyer

Buyer shall have the right to resell lignite purchased from Seller for use at the Plant to third parties. In the event that Buyer resells lignite to third parties, Seller shall be paid the Compensation payable under this Agreement for the Tons to be resold, and Buyer shall retain the additional profit, if any, on such Tons when they are resold.

14.6.	Termination of Right to Make Third‑Party Sales

Unless otherwise agreed to by Buyer and Seller, neither Buyer nor Seller may commit to sell, or sell, lignite from the South Beulah Area of Interest to third parties or as Heskett Sales with a delivery date after December 31, 2040 or such later date to which the Production Period shall have been extended in accordance with Section 2.1(f).

Section 15.	Defaults; Remedies

15.1.	Seller Default

For the purposes of this Agreement, any one of the following events is a “Seller Default”:

(a)
if there exists at any time more than six months after the Production Date, and for any reason attributable to Seller (excluding Force Majeure), any shortfall in delivered Tons of lignite that is more than thirty percent (30%) of the Tons required to be delivered hereunder during the immediately preceding six-month period;

(b)
Seller, without Buyer's consent, fails to perform any of its other obligations hereunder in any material respect, and Seller's failure continues for a period of 30 days after written notice detailing the failure is provided by Buyer to Seller (provided that the 30-day period shall be extended to up to six months if Seller is pursuing diligently a cure of the failure and it cannot be cured within the 30-day period);

(c)
Seller or NACoal commences a voluntary case under any chapter of the United States Bankruptcy Code or consents to (or fails to contest in a timely manner) the commencement of an involuntary case against Seller or NACoal under the United States Bankruptcy Code;

(d)	the insolvency of Seller or NACoal (other than as a result of Buyer withholding of payment of undisputed charges);

(e)	the filing of a voluntary or involuntary petition in bankruptcy with respect to Seller or NACoal;

(f)	the appointment of a receiver or trustee for the benefit of creditors of Seller or NACoal; and

(g)	the execution by Seller or NACoal of an assignment for the benefit of creditors.

In the event that Seller delivers Tons of Non-conforming Lignite, such Tons shall not count as delivered Tons during the relevant period for purposes of the Tonnage shortfall calculation described in Section 15.1(a).

15.2.	Buyer's Rights Upon a Seller Default; Limitations

(a)
Buyer shall have the right to terminate this Agreement upon the occurrence of a Seller Default by delivery of written notice of termination to Seller, subject to Buyer's obligations under Section 16 and shall be entitled to seek actual damages against Seller that directly result from such Seller Default.

(b)
Notwithstanding anything to the contrary herein, Buyer shall not have the right to exercise its rights under Section 15.2(a) if a Seller Default of the nature described in Section 15.1 has occurred and is continuing as a result of any of the following:

(i)	any failure by Buyer to carry out its obligations under this Agreement; or

(ii)	any failure by Buyer to pay to Seller any sum due Seller from Buyer pursuant to this Agreement; or

(iii)	a reasonable difference between Seller and governmental authorities as to the interpretation of Applicable Laws, impossibility of compliance therewith, or Buyer's consent to non‑compliance therewith.

15.3.	Buyer's Release of Seller

Seller is hereby released from any and all damages or other remedies available to Buyer hereunder or otherwise to the extent that Seller is unable to deliver the required quantity and/or quality of lignite in accordance with the terms of this Agreement as a result of a modification to the Life-of-Mine Plan, any Annual Mining Plan, or Seller's other operations at the Mine proposed by Buyer and to which Seller disagreed, including, without limitation, as may occur under Section 5.2.1(b) and Section 5.2.3(c).

15.4.	Buyer Default

For the purposes of this Agreement, any one of the following events is a “Buyer Default”:

(a)	Buyer fails to timely pay Seller the full amount of any invoice or other amount due under this Agreement that is not the subject of a bona fide dispute; and

(b)	Buyer, without Seller's consent, fails to perform any of its other obligations hereunder.

15.5.	Default by a Buyer

Within thirty (30) Days of the occurrence of a Buyer Default with respect to any Utility, notwithstanding anything to the contrary herein, the non-defaulting Utilities shall remedy such default by rendering the necessary performance or advancing the necessary funds, with each non-defaulting Utility contributing to the cost of such remedy in the ratio that its ownership share in the Plant bears to the total ownership shares of all non-defaulting Utilities.

15.6.	Remedy of Seller Upon Buyer Default

(a)
Upon the failure of the non-defaulting Utilities to timely cure a Buyer Default as permitted in Section 15.5, Seller, in its discretion may suspend its performance hereunder until such event of Buyer Default is cured or may terminate the Production Period and this Agreement, in which event the Production Period and this Agreement shall terminate on the dates specified in a written termination notice from Seller to Buyer. If Seller elects to terminate the Production

Period and this Agreement, Buyer shall be required to purchase Seller's Membership Interests as described in Section 16.3 of this Agreement.

(b)
Seller shall be entitled to seek actual damages against Buyer that directly result from (i) a Buyer Default or (ii) any bankruptcy or insolvency of any Utility which results in any losses by Seller, including, without limitation, payment failures by Buyer or events related to such bankruptcy or insolvency that affect Seller's ability to perform its obligations hereunder. Buyer and each Utility agree not to assert or pursue, and hereby prospectively waive any, claim it may have against Seller in connection with Buyer or Utility losses that relate to a Utility bankruptcy or insolvency that impairs Seller's ability to perform its obligations hereunder.

15.7.	Limitations on Seller's Rights Under Section 15

Notwithstanding anything to the contrary contained in this Section 15, Seller shall not have the right to exercise its rights under Section 15.6 if a Buyer Default of the nature described in Section 15.4 has occurred and is continuing as a result of any failure by Seller to carry out its obligations under this Agreement.

15.8.	Indemnification for Gross Negligence or Willful Misconduct; Limitation of Liability

(a)
Seller shall indemnify, hold harmless and defend Buyer, its successors and assigns and Affiliates of Buyer, from and against any liability, damage and loss, including, without limitation, reasonable attorneys' fees and expenses, paid or incurred by any of them (“Buyer Losses”) for bodily injury (including death) or property damage (including, but not limited to, loss of use thereof), in each case, directly caused by the gross negligence or willful misconduct of Seller; provided, however, that (i) Buyer shall first seek recovery of Buyer Losses under any applicable insurance maintained by or for the benefit of Seller prior to seeking recovery against Seller, (ii) Seller shall have an indemnification obligation to Buyer only to the extent Buyer is unable to recover Buyer Losses under such insurance and (iii) in no event shall Seller's indemnification obligations in supplement to or in lieu of Buyer's actual recovery against applicable insurance (A) in respect of all Buyer Losses in any Year exceed $1,000,000 or (B) in respect of all Buyer Losses in the aggregate during the Term exceed $5,000,000.

(b)
Buyer shall indemnify, hold harmless and defend Seller, its successors and assigns and Affiliates of Seller, from and against any liability, damage and loss, including, without limitation, reasonable attorneys' fees and expenses, paid or incurred by any of them (“Seller Losses”) for bodily injury (including death) or property damage (including, but not limited to, loss of use thereof), in each case, directly caused by the gross negligence or willful misconduct of any Utility; provided, however, that (i) Seller shall first seek recovery of Seller Losses under any applicable insurance maintained by or for the benefit of any Buyer prior to seeking recovery against Buyer, (ii) Buyer shall have an indemnification obligation to Seller only to the extent Seller is unable to recover Seller Losses under such insurance and (iii) in no event shall Buyer's indemnification obligations in supplement to or in lieu of Seller's actual recovery against applicable insurance (A) in respect of all Seller Losses in any Year exceed $1,000,000 or (B) in respect of all Seller Losses in the aggregate during the Term exceed $5,000,000.

(c)	The obligations in this Section 15.8 shall survive termination of this Agreement until such time as the North Dakota Public Service Commission has fully released the Mine reclamation bond. These surviving obligations include indemnification for claims that arose prior to bond release, but were presented or made after bond release.

15.9.	Exclusive Remedies; Limitation on Damages

The remedies provided for in this Agreement are the exclusive remedies of the Parties for violation of the terms and conditions of this Agreement and the NACoal Guaranty, as permitted by Applicable Law. Each Party acknowledges that it is sophisticated, has been represented by counsel, does not have disproportionate bargaining power in respect of remedies and voluntarily agrees to the limitations on remedies herein. No Party shall seek, and each Party hereby waives the right to seek, and agrees to prevent its Affiliates from seeking, any other remedies, whether available at law, in equity or otherwise; provided, however, that Seller and Buyer shall each have the right to seek temporary or permanent injunctions in the event that a breach of this Agreement has occurred and the affected Party reasonably concludes that such breach cannot be adequately addressed by money damages. Each Party hereby agrees that only the actual damages suffered by a Party shall be sought and may be recovered. None of the following types of damages shall be sought or recovered: consequential damages, indirect damages, exemplary damages, punitive damages, replacement fuel costs (except as provided in Section 2.9(b)(iii) and Section 2.9(c)), replacement power costs, and all similar types of damages and remedies. In the event Buyer breaches Section 2.3 by utilizing any fuel for the Plant other than Seller's lignite, Buyer agrees that Seller shall be entitled to recover (a) its Agreed Profit over the remaining portion of the Term, excluding automatic extensions (assuming that Seller would have sold to Buyer 2,500,000 Tons annually), (b) the Cost of Production incurred by Seller before and after such breach, and (c) any amounts owed by Buyer in accordance with Section 7.3 and Section 15.8(b), as a measure of Seller's actual damages and as an exclusive remedy for such breach. The remedy set forth in the preceding sentence shall not apply in the event this Agreement terminates in accordance with Section 16.1 or Section 16.2.

Section 16.	Certain Early Termination Events; Purchase of Seller's Membership Interests Upon Termination

16.1.	Automatic Early Termination for Governmental Order or Applicable Law Directly Prohibiting Mining or Use of Lignite

In the event that any final, non-appealable Governmental Order or Applicable Law, of indefinite duration (excluding any Governmental Order that results in fees, penalties or assessments as referred to in Section 7.2(a)(i)(kk)), is adopted after the Effective Date that either: (a) directly prohibits the mining, processing, loading or delivery of lignite as contemplated under this Agreement or (b) directly prohibits the receiving, accepting, unloading or use of lignite at the Plant as contemplated by this Agreement, then, when such prohibition is final and non‑appealable or the Applicable Law becomes effective, Buyer shall be required to purchase Seller's Membership Interests in accordance with Section 16.3, and this Agreement shall terminate.

16.2.	Early Termination by Buyer for Certain Governmental Order or Applicable Law

In the event that Buyer closes the Plant or switches the fuel used by the Plant to a fuel other than lignite for a continuous period of more than twenty-four (24) months in response to Governmental Orders or Applicable Laws that cause Buyer to conclude that further operation of the Plant or use of lignite as fuel for the Plant is economically unfeasible, Buyer shall have the right to terminate this Agreement effective on the date of such closure of the Plant or the first day of the Plant outage that accommodates the Plant's fuel switch, at which time Buyer shall be required to purchase Seller's Membership Interests in accordance with Section 16.3.

16.3.	Early Termination Buyout

16.31.In the event of a termination of this Agreement prior to the expiration of the Term or a termination of the Production Period prior to December 31, 2040, Buyer shall, or shall cause its affiliate to, promptly purchase Seller's Membership Interests pursuant to the terms and conditions of a purchase and sale agreement for an amount equal to the Equity Value (the “Early Termination Buyout”).
16.32.In the event that a termination of this Agreement referred to in Section 16.3.1 occurs on or after January 1, 2024, Buyer's obligations under Section 16.3.1 shall be conditioned on NACoal simultaneously purchasing from Seller:

(a)
all of Seller's right, title and interest in its electric walking dragline(s) (the “Dragline”) pursuant to the terms and conditions of a purchase and sale agreement for an amount equal to the then Net Book Value of the Dragline; and

(b)
all of Seller's right, title and interest in all mobile equipment used at the Mine, including without limitation dozers, scrapers, fuel and service trucks, shovels, haul trucks and loading equipment (the “Rolling Stock”) pursuant to the terms and conditions of a purchase and sale agreement for an amount equal to the then Net Book Value of the Rolling Stock. If Seller's right, title and interest in the Rolling Stock is as lessee under a lease, the condition provided for in this Section 16.3.2(b) shall be satisfied if NACoal shall take an assignment of all of Seller's rights under such lease and NACoal shall assume and be responsible for all of Seller's obligations under such lease.

16.4.	Mine Reclamation Obligations After Early Termination Buyout

In the event of an Early Termination Buyout, (a) Buyer shall own Seller and control the Reclamation Account, and shall cause Seller to complete mine closure and post-mining reclamation as required by Applicable Laws through final release of the Mine reclamation bond by the North Dakota Public Service Commission; (b) Buyer shall fund the cost thereof using funds from the Reclamation Account or provided by Buyer; (c) NACoal and its Affiliates shall have no obligation or liability related to final Mine closure and reclamation; and (d) Buyer shall indemnify and hold harmless NACoal and its Affiliates from and against any such obligation or liability.

16.5.	Buyout at End of the Term

At the conclusion of the Term, after Seller has completed mine closure and all post-mining reclamation and the reclamation bond is released to Seller by the North Dakota Public Service Commission, and after Seller has recovered all costs related to its Invested Capital, Buyer shall be required to purchase Seller's Membership Interests pursuant to the terms and conditions of a purchase and sale agreement for an amount equal to the Equity Value.

16.6.	Termination of NACoal Guaranty

In the event of any Early Termination Buyout (other than due to an event of Seller Default) or upon the buyout at the conclusion of the Term, the NACoal Guaranty shall terminate, except in respect of any

Seller obligations under Section 15, and NACoal shall have no other obligations on account of the NACoal Guaranty.

Section 17.	Effect of Waiver

Waiver by either Party of any breach by the other of any of the terms and provisions hereof or failure to exercise any option or right hereunder shall not be deemed to be a waiver of such breach, option or right on any other occasion of the same, nor a waiver of breach of any other term or condition nor a waiver of any other right to exercise any option or right.

Section 18.	Arbitration

18.1.	Disputes Subject to Arbitration
Except as otherwise provided in this Agreement, any dispute between the Parties arising out of this Agreement for which the ultimate resolution is not expressly provided by this Agreement or for which arbitration is not expressly excluded shall be resolved by arbitration.

18.2.	Notice of Arbitration

18.2.1.The Parties shall first make a diligent good faith attempt to resolve the dispute by mutual agreement. If a dispute has not been resolved within thirty (30) Days of being raised, the manager of the Mine and the manager of the Plant shall meet at least three times over a period of thirty (30) Days and shall attempt in good faith to resolve such dispute. If the dispute is not resolved by the managers, the chief executive officers of NACoal and Otter Tail (or the then‑acting agent of the Utilities under the Plant Ownership Agreement if Otter Tail is not then so acting) shall meet at least two times over the immediately following period of thirty (30) Days and shall attempt in good faith to resolve such dispute. If the dispute is not resolved in either meeting, either Party may request arbitration by notice delivered to the other Party in writing within thirty (30) Days of the conclusion of the meetings of the chief executive officers. Such notice shall set forth in detail all claims to be arbitrated, and the amount(s) involved, if any. Such arbitration notice shall specify the position of the Party giving the notice in respect of each claim, the reasons therefor and the remedy sought in respect of each claim. Such arbitration notice shall be delivered to the other Party within one hundred twenty (120) Days of the date of the first knowledge of the claiming Party of the occurrence or conditions giving rise to the dispute. Any failure to request arbitration within such one hundred twenty (120) Day period shall be deemed a waiver of the right to arbitrate or litigate the dispute.

18.2.2.Within thirty (30) Days after an arbitration notice is received, the receiving Party shall by notice to the other Party specify its position in respect of each claim, the reasons therefor and the remedy sought in respect of each claim. All persons eligible to act as an arbitrator shall be disinterested persons qualified by experience to hear and determine the questions to be arbitrated, and if the nature of any such question shall so require, they shall be geologists or mining engineers experienced in the exploration for or mining of minerals under operating conditions similar to those which may be encountered in the South Beulah Area of Interest.

18.3.	Selection of Arbitrators and Arbitration Proceedings

The dispute shall be arbitrated by a panel of three arbitrators meeting the criteria in Section 18.2.2, selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”). The arbitrators and Buyer and Seller shall complete hearings in Bismarck, North Dakota on the matters to be arbitrated within sixty (60) Days after the appointment of the arbitrators. The arbitrators shall make such examinations and investigations as they may deem necessary and shall render their decision in writing within thirty (30) Days following such hearings. The sixty‑day hearing period and the thirty‑day decision period may not be extended by the arbitrators for any reason without the prior written consent of Seller and Buyer, which may be withheld by either of them in their sole and absolute discretion.

18.4.	Decision of the Arbitrators

The decision of the arbitrators shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction. Except as herein otherwise specified, the arbitration shall be conducted pursuant to the AAA Rules in effect at the time of such arbitration and the cost and expense for the arbitration shall be shared equally between the Parties.

18.5.	Certain Matters Not Subject to Arbitration

Seller may not initiate arbitration challenging a Buyer determination, approval or disapproval that Buyer is entitled to make under the terms of this Agreement, including without limitation under Section 2.6 (Designation of Deliveries), Section 5.2 (Mining Plans), Section 6.2 (Buyer's Right to Replace Loans and Leases), Section 10 (Insurance) and Section 12.3 (Periodic Inspections), unless (a) Seller believes that any such Buyer determination, approval or disapproval is reasonably likely to be construed or interpreted in a fashion that would require Seller, in Seller's reasonable opinion, to violate any Applicable Laws or create the risk of injury to any person or physical or environmental damage to any property and (b) Buyer does not agree with Seller's opinion, in which case such a disagreement will be resolved by arbitration pursuant to this Section 18. During the pendency of such an arbitration, Seller will not be required to implement the disputed determination, approval or disapproval of Buyer.

18.6.	No Excuse of Performance

The existence of a dispute that has or may become the subject of an arbitration shall in no way excuse either Buyer or Seller from performing its obligations under this Agreement, and each of the Parties shall continue to perform in accordance with the terms of this Agreement irrespective of the existence of any such dispute.

Section 19.	Representations and Warranties of Seller and the Utilities; Certain Covenants

19.1.	Seller's Representations and Warranties

Seller represents and warrants to Buyer that (a) Seller is a limited liability company that is a direct wholly-owned subsidiary of NACoal existing under the laws of the state of Nevada and is qualified to do business in the state of North Dakota, (b) the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder have been duly authorized by the member(s) of Seller, (c) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by Seller shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under the limited liability company agreement of Seller or any Applicable Laws (including for purposes of this clause (c) the laws of the State of Nevada), or conflict with, violate or result in a breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which Seller is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of Seller or any other Person, other than issuance of permits for the Mine as required by

Applicable Laws, (d) this Agreement constitutes a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (e) there is no action, proceeding or investigation pending, or, to the best knowledge of Seller, threatened against it which individually, or in the aggregate, would impair in any material way Seller's ability to perform its obligations under this Agreement.

19.2.	Utilities' Representations and Warranties

Each Utility represents and warrants to Seller that (a) it is duly incorporated, validly existing and in good standing under the laws of its state of formation and is qualified to do business in the state of North Dakota, (b) the execution and delivery of this Agreement by it and the performance of its obligations hereunder have been duly authorized by all requisite corporate and, if applicable, municipal action, (c) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by it shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under its certificate of incorporation or bylaws or any Applicable Laws (including for purposes of this clause (c) the laws of such Utility's state of formation) or conflict with, violate or result in the breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which it is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of such Utility or any other Person, (d) this Agreement constitutes a valid and binding obligation of such Utility and is enforceable against such Utility in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law, (e) there is no action, proceeding or investigation pending, or, to the best knowledge of such Utility, threatened against it which individually, or in the aggregate, would impair in any material way such Utility's ability to perform its obligations under this Agreement, and (f) no regulatory or governmental approval or filing of any kind is required for such Utility to execute and deliver this Agreement and perform its obligations under this Agreement.

19.3.	Non-Potable Water Supply

Buyer shall provide non-potable water to Seller from Buyer's ash pond to the extent available and not prohibited by Applicable Law. In connection therewith, Buyer hereby grants to Seller a license and such other access rights as may be needed to access and draw water from such ash pond during hours to be designated by Buyer. Seller shall use such water on the Mine site for mining purposes, including, without limitation, watering haul roads.

19.4.	Sole Purpose Entity

Seller's sole purpose is to mine, deliver and sell lignite to Buyer and to third parties and to make Heskett Sales as contemplated by Section 14, and to undertake other activities incident to such mining and sales. Seller shall not conduct any unrelated activities during the Term.

Section 20.	Proprietary and Confidential Data; Press Releases and Public Disclosures

20.1.	Proprietary and Confidential Data

(a)
Except as otherwise required under Applicable Laws, Buyer and Seller shall maintain as strictly confidential and not disclose to any third party nor use or exploit for any purpose other than the purpose of this Agreement, Confidential Information provided to the other Party, that is owned by the disclosing Party, licensed by the disclosing Party from a third party, or disclosed by the disclosing Party under this Agreement.

(b)
Each Party agrees to permit access to the Confidential Information of the other Party only by those employees, consultants, attorneys of the Parties and their Affiliates and their independent contractors who have a need to know and who have been informed that the Confidential Information is subject to confidentiality and non-use obligations under this Agreement and have confidentiality and non-use obligations with respect to the Confidential Information that are at least equivalent to those contained under this Agreement.

(c)
The provisions of this Section 20.1 shall not apply to Confidential Information that: (i) is in the receiving Party's possession before its receipt from the disclosing Party; (ii) is or becomes generally known to the public through no fault of the receiving Party; (iii) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (iv) is hereafter independently developed by the receiving Party and the receiving Party can show that it did not utilize any information made available by the disclosing Party, as documented by the receiving Party's records; or (v) is disclosed by the receiving Party with the disclosing Party's express prior written approval.

(d)
In the event that Applicable Laws that affect any Utility require such Utility to submit the Agreement to a Governmental Entity, or a Utility determines that it is necessary or appropriate to produce the same in regulatory proceedings, such Utility shall promptly notify Seller of the Utility's obligation and afford Seller reasonable opportunity in advance of submission to redact any information therefrom which Seller deems to be sensitive commercial or proprietary information, including, without limitation, provisions related to Compensation, defaults, termination and indemnification. Seller shall promptly redact the Agreement and Buyer shall thereafter submit the Agreement as redacted by Seller with any additional redaction by Buyer.

(e)	The provisions of this Section 20.1 shall survive until ten (10) years after the conclusion of the Post-Production Period.

20.2.	Press Releases and Public Disclosures

20.2.1.Seller and Buyer agree to provide the other with an opportunity to review and approve at least two Business Days in advance, where practicable, any press releases or images intended for public distribution regarding the operations or facilities at the Mine or the Plant, as the case may be.

20.2.2.Buyer agrees to provide Seller with an opportunity to review and approve at least fourteen (14) Business Days in advance any advertisements, technical papers and trade journal articles, including technical papers and trade journal articles that are to be presented at professional conferences, regarding the operations or facilities at the Mine.

20.2.3.Seller agrees to provide Buyer with an opportunity to review and approve at least fourteen (14) Business Days in advance any advertisements, technical papers and trade journal articles, including technical papers and trade journal articles that are to be presented at professional conferences, regarding the operations or facilities at the Plant.

Section 21.	Relationship of the Parties

Buyer and Seller agree that in performing their obligations hereunder Seller shall be an independent vendor, and not the agent, servant or employee of Buyer. Nothing contained in this Agreement shall be construed to constitute or create a joint venture, trust, mining partnership, commercial partnership, fiduciary relationship or other relationship between Buyer and Seller whereby either Party would be liable for the acts and deeds of the other Party hereto. The obligations and responsibilities of Seller under this Agreement shall operate jointly in favor of the Utilities in proportion to each Utility's respective ultimate ownership share in the Plant. Buyer shall only be entitled to have Seller perform hereunder jointly for the benefit of all the Utilities, and no one Utility shall be entitled to any performance by Seller on its behalf separately.
The obligations, duties and responsibilities to Seller of each Utility under this Agreement shall be several and individual and not joint or collective, and nothing in this Agreement shall ever be construed to create an association, joint venture, trust or partnership, or impose a trust or partnership duty, obligation or liability on or with regard to any one or more Utilities. Except as otherwise specifically provided under this Agreement, each Utility shall be individually responsible for its own obligations under this Agreement. No Utility or group of Utilities shall be under the control of or shall be deemed to control any other Utility or Utilities as a group. The obligations, duties and responsibilities under this Agreement are assumed by each Utility in the same proportion as their respective ultimate ownership share in the Plant.

Section 22.	Miscellaneous

22.1.	Action by Buyer

In any instance when Buyer shall be unable to take action on any matter arising under this Agreement due to a lack of unanimous agreement among the Utilities, the concurrence of the Utilities holding the required percentage of the ownership shares in the Plant under the then-current Plant Ownership Agreement (or its equivalent if none is then in effect) shall be deemed to be the action of all the Utilities and shall be binding upon Buyer provided that such action shall have been taken at a meeting properly noticed in accordance with the Plant Ownership Agreement. In the event that such concurrence cannot be obtained and such failure does not effectively prohibit Seller from so performing, Seller shall continue to perform in accordance with the Annual Mining Plan then in effect.

22.2.	Agent for Buyer

The Utilities shall, in enforcing any right, giving any notice or taking any action under this Agreement, act jointly through Otter Tail who shall be deemed the agent for all of the Utilities for purposes of this Agreement. In addition, Seller may deal with Otter Tail as the representative of Buyer for any purpose in connection with this Agreement, and any notice given to Otter Tail in accordance with Section 22.12 shall be deemed to have been given to each Utility. Buyer may, at any time, replace Otter Tail as the agent for purposes of this Agreement with any one of the other Utilities in accordance with the provisions of the Plant Ownership Agreement, and by jointly giving Seller notice of such replacement in accordance with Section 22.12 of this Agreement.

22.3.	Headings Not to Affect Construction; Gender; Counterparts

The headings to the respective sections and paragraphs of this Agreement are inserted for convenience of reference, and are neither to be taken to be any part of the provisions hereof nor to control or affect the meaning, construction or effect of the same. As used herein, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular, wherever appropriate. This Agreement may be executed in one or more counterparts, each of which, by facsimile or otherwise, shall be deemed an original, but all of which together shall constitute but one and the same original instrument.

22.4.	Entire Agreement

This Agreement and the exhibits hereto contain the entire agreement between the Parties hereto in respect of the subject matter hereof, and supersede all prior understandings or agreements between said Parties with respect to the subject matter hereof, including, for purposes of clarity, the Confidentiality Agreement between the Parties, dated August 12, 2011.

22.5.	Severability

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof unless it substantially and adversely affects the value of this Agreement to one of the Parties; and in the absence of any such substantial and adverse effect, this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

22.6.	Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses in connection with the authorization, preparation, negotiation, execution, and delivery of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

22.7.	Attorneys' Fees

Should Seller or Buyer employ an attorney or attorneys to institute an arbitration proceeding pursuant to Section 18 or a legal proceeding against the other Party for the purpose of enforcing any of the provisions hereof or protecting its interest in any manner arising under this Agreement, the non-prevailing Party in any such proceeding (the finality of which is not legally contested) shall pay to the prevailing Party all reasonable costs, damages and expenses, including reasonable attorneys' fees, expended or incurred by such prevailing Party in connection with such proceeding; provided that the total amount so paid to the prevailing Party in respect of any such proceeding shall not exceed One Hundred Thousand Dollars ($100,000).

22.8.	Preparation

This Agreement has been negotiated at arms' length, and each Party has had the opportunity to be represented by independent legal counsel in this transaction. Accordingly, each Party waives any benefit under any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party drafting it.

22.9.	Exhibits

The exhibits referred to in this Agreement are hereby incorporated in this Agreement by this reference and constitute a part of this Agreement.

22.10.	Survival

All provisions of this Agreement that by their nature extend beyond the termination of this Agreement shall survive the termination of this Agreement and shall remain in effect until all obligations are satisfied, including without limitation, the Parties' remedies hereunder.

22.11.	Assignment

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns; provided, however, this Agreement may not be assigned by Seller without the prior written consent of Buyer.

22.12.	Notices

(a)	Buyer and Seller each hereby appoint the authorized representative (“Authorized Representative”) set forth in this Section 22.12 to receive and give notice on behalf of Buyer and Seller.

(b)
Any notice, required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered to the Authorized Representative of Buyer or Seller (as hereinafter provided). All notices shall be delivered pursuant to the following information:

Seller's Authorized Representative:
Coyote Creek Mining Company, L.L.C.
2000 Schafer Street, Suite D
Bismarck, North Dakota 58501-1204
Attention: President
Email: Jim.Melchior@nacoal.com
with a copy to:
The North American Coal Corporation
5340 Legacy Drive
Building 1, Suite 300
Plano, Texas 75024
Attention: Vice President, General Counsel and Secretary
Email: John.Neumann@nacoal.com
Buyer's Authorized Representative:
Otter Tail Power Company
215 South Cascade Street
Fergus Falls, MN 56537
Attn: Manager, Supply Services
Email: shebert@otpco.com
Coyote Station
6240 13th St SW
Beulah, ND 58523-0339
Attn: Plant Manager

Email: bzimmerman@otpco.com

(c)
For purposes of Section 22.12(b), notice shall be deemed to be “actually delivered” (i) when delivered personally to the Authorized Representative, (ii) when sent to the Authorized Representative by electronic mail if during normal business hours of the Authorized Representative, otherwise on the next Business Day, (iii) one Business Day after the date when sent to the Authorized Representative by reputable express courier service (charges prepaid), or (iv) seven Business Days after the date when mailed to the Authorized Representative by certified or registered mail, return receipt requested and postage prepaid. Such notices shall be sent to the address provided for the Authorized Representative pursuant to this Section 22.12 or to such other address as any Party hereto may, from time to time, designate in a notice delivered pursuant to the terms of this Section 22.12.

(d)	Each Party shall have the right to change its Authorized Representative by giving ten (10) Days advance written notice to the other Party.

22.13.	Amendments
Any modification or amendment of the terms and provisions of this Agreement shall be valid and effective only if and when made in writing and duly executed and delivered by the Parties. To the extent any amendments to this Agreement are necessary or appropriate by Buyer's exercise of its rights under Section 6.2 of this Agreement, the Parties shall negotiate in good faith to promptly amend this Agreement.

22.14.	Uniform Rounding Practice
The Parties agree that the Uniform Rounding Practice shall be used in making adjustments of the Adjustable Amounts.

22.15.	Governing Law
This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of North Dakota without regard to its conflicts of laws principles. Any issue expressly identified in this Agreement as not being subject to arbitration shall be adjudicated in the state and federal courts with jurisdiction located in North Dakota.
[Signatures on following page; remainder of page intentionally blank.]

IN WITNESS WHEREOF, the Parties have executed this Lignite Sales Agreement as of the day and year first above written.
COYOTE CREEK MINING COMPANY, L.L.C.

By:	/s/ James F. Melchior
Name: James F. Melchior
Title: President

Attest:	/s/ John Neumann, Secretary
Name: John Neumann, Secretary
OTTER TAIL POWER COMPANY

By:	/s/ Charles S. MacFarlane
Name: Charles S. MacFarlane
Title: President and CEO

Attest:	/s/ Becky Luhning
Name: Becky Luhning
NORTHERN MUNICIPAL POWER AGENCY

By:	/s/ Tom Larson
Name: Tom Larson
Title: President

Attest:	/s/ Dalene Monsebroten
Name: Dalene Monsebroten
MONTANA-DAKOTA UTILITIES CO.
a Division of MDU Resources Group, Inc.

By:	/s/ David L. Goodin
Name: David L. Goodin
Title: President & CEO

Attest:	/s/ David Kuntz
Name: David Kuntz
NORTHWESTERN CORPORATION
d/b/a NorthWestern Energy

By:	/s/ Robert C. Rowe
Name: Robert C. Rowe
Title: President and CEO

Attest:	/s/ Tamra F. Lydic
Name: Tamra F. Lydic

EXHIBIT A
Map Depicting the South Beulah Area of Interest

EXHIBIT B
Form of NACoal Guaranty
GUARANTY
1.    Guaranty by The North American Coal Corporation. FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, THE NORTH AMERICAN COAL CORPORATION, a Delaware corporation (“Guarantor”), does hereby unconditionally and absolutely guarantee, as a primary obligor and not merely as a surety, to OTTER TAIL POWER COMPANY, a Minnesota corporation (“Otter Tail”), NORTHERN MUNICIPAL POWER AGENCY, a political subdivision and municipal corporation of the State of Minnesota (“Northern Municipal”), MONTANA-DAKOTA UTILITIES CO., a division of MDU Resources Group, Inc., a Delaware corporation (“Montana-Dakota”) and NORTHWESTERN CORPORATION, a Delaware corporation doing business as NorthWestern Energy (“Northwestern” and, together with Otter Tail, Northern Municipal and Montana-Dakota, the “Owners”), and each of their successors and assigns (the Owners and their successors and assigns collectively referred to as “Principals”), the full and prompt payment and performance by COYOTE CREEK MINING COMPANY, L.L.C., a Nevada limited liability company (“Seller”), of each and every covenant, agreement and obligation of Seller (the ”Obligations”) set forth in the Lignite Sales Agreement, dated as of October 10, 2012 (the “LSA”), by and between Seller and the Owners. This is a present and continuing guaranty of payment and performance of the Obligations and not of collection.
2.    Amendment of the LSA. Guarantor acknowledges and agrees that the LSA may be amended and modified from time to time and that the performance of Seller thereunder may be modified or waived from time to time and that no such amendment, modification or waiver shall serve to limit, reduce or waive Guarantor's obligation hereunder as a primary obligor under the LSA as so amended or modified, whether or not Guarantor has received notice of such amendment, modification or waiver.
3.    Certain Waivers. Guarantor waives presentment, demand, notice of dishonor, protest, notice of protest, nonpayment or default to Seller or Guarantor, and all other notices to which Guarantor may otherwise be entitled, other than notices to which Seller is entitled pursuant to the LSA. Guarantor hereby waives all surety defenses, except indefeasible payment and performance in full.
4.    Direct Guaranty; Partial Performance. The liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Seller or any other person or entity. Guarantor irrevocably waives any and all rights to require that an action be brought against Seller or any other person or entity prior to action against Guarantor hereunder. If the Obligations are partially performed through the election of Principals to pursue any of the remedies mentioned herein or if any Obligation is otherwise partially performed, Guarantor shall remain unconditionally and absolutely liable for the entire cost of Principals' partial performance of the Obligations and the entire unperformed amount of any such Obligations.
5.    Bankruptcy. The obligations of Guarantor under this Guaranty shall remain in full force and effect without regard to, and shall not be released, discharged or in any way modified or otherwise affected by any bankruptcy, insolvency, reorganization, arrangement, readjustment composition, dissolution, liquidation or similar proceeding with respect to Seller or the properties or the creditors of Seller or any action taken by any trustee or receiver or by any court in any such proceeding. Guarantor agrees to pay Principals' reasonable attorneys' fees incurred in successfully enforcing their respective rights under this Guaranty. Guarantor agrees that, if at any time all or any part of the payments theretofore applied by Principals from Seller to any

Obligation is rescinded or Principals are required to pay any amount thereof to any party due to the insolvency, bankruptcy, liquidation or reorganization of Seller or the determination that such payment by Seller is held to constitute a preference under the bankruptcy laws, such Obligation and/or Guarantor's liability hereunder shall, for the purposes of this Guaranty, be deemed to have been continued in existence to the extent of such payment, and this Guaranty shall continue to be effective or reinstated, as the case may be, as though such application by Principals had not been made and Guarantor agrees to pay such amount to Principals upon demand. Notwithstanding anything to the contrary in this Guaranty, Principals shall not have any rights under this Guaranty, and this Guaranty shall be void and of no force and effect, with respect to a Bankruptcy or the insolvency of Seller that directly results from a Principal's breach of any of its payment or other obligations under the Agreement.
6.    Severability. In the event that any one or more provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
7.    Duration; Setoff; Successors. Except for any settlement or compromise of the Obligations voluntarily entered into by Principals, or any of them, this is a continuing Guaranty until all Obligations have been extinguished, and Guarantor agrees, subject to the foregoing exception, that the obligations, covenants and agreements of Guarantor hereunder shall not be discharged, affected or impaired by any act, event or condition other than full performance and indefeasible payment in full of the Obligations; provided, however, that this Guaranty shall terminate and Guarantor shall be relieved of its obligations under the terms of this Guaranty to the extent provided in Section 16.6 of the LSA. Guarantor expressly waives any rights to setoff or subrogation. The provisions of this Guaranty shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of Principals and their respective successors and assigns.
8.    Representations and Warranties. Guarantor represents and warrants to Principals as follows:

(a)	Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b)	The execution and delivery of this Guaranty by Guarantor and the performance of its obligations hereunder have been duly authorized by Guarantor's Board of Directors.

(c)
Neither the execution and delivery of this Guaranty nor the performance of its obligations hereunder by Guarantor shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under any of the terms, conditions or provisions of its certificate of incorporation or bylaws or of any loan agreement, indenture, trust deed, or other agreement or instrument to which Guarantor is a party or by which it is bound, or conflict with, violate or result in a breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which Guarantor is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of Guarantor or any other Person.

(d)
This Guaranty constitutes a valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)
There is no action, proceeding or investigation pending, or, to the best knowledge of Guarantor, threatened against it which individually, or in the aggregate, would impair in any material way Guarantor's ability to perform its obligations under this Guaranty.

(f)	Guarantor shall not transfer to any non-Affiliate more than forty-nine percent (49%) of Seller's Membership Interests without first obtaining Buyer's written consent.
9.    Notices. All communications in connection with this Guaranty shall be given in writing and shall be mailed by registered or certified first-class mail, postage prepaid, or sent by nationally recognized overnight delivery service, addressed as follows:
The North American Coal Corporation
5340 Legacy Drive, Building 1, Suite 300
Plano, Texas 75024
Attention: Vice President, General Counsel and Secretary
Email: John.Neumann@nacoal.com
10.    Governing Law. This Guaranty shall be governed by and be construed in accordance with the internal laws of the State of North Dakota, without regard to the conflicts of laws principles thereof (whether of the State of North Dakota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than North Dakota.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty dated as of October 10, 2012.

Attest:    THE NORTH AMERICAN COAL CORPORATION

By:
Secretary    Robert L. Benson
President and Chief Executive Officer

EXHIBIT C
Example of Adjustment of the Adjustable Amounts
The formula for adjustment of the Adjustable Amounts is as follows:
 x
AA =     y     times    the Adjustable Amount
Where:
AA = the Adjustable Amount
x = Value of CPI-U Index for the third Month immediately preceding the January 1, April 1, July 1 or October 1 adjustment date under consideration
y = Value of CPI-U Index for June 2011 (which is 225.722, on the base 1982‑1984 = 100)
Example calculation of Agreed Profit to be made on [January] 1, 20[12]:

Note:	The CPI-U Index figures used in this Exhibit C are examples only and are not intended to relate to actual circumstances or to be used in actual calculations.
x = [October] 2011 CPI-U Index    = [227.000]
y = June 2011 CPI-U Index    = 225.722
  [227.000]
AA =       225.722    X    $[* * *]    = [* * *] X  $[* * *]

AA =
$[* * *]    (which amount would be used as the billing basis for the Agreed Profit for the period from [January] 1, 20[12] to [April] 1, 20[12], with such adjustment to be included in the first invoice following [January] 1, 20[12]).

If the CPI-U Index for [October] 2011 were later revised, there would be no further adjustment of the Adjustable Amounts on the basis of such revision.

* * * Confidential Treatment Requested